Exhibit 2.2

AGREEMENT AND PLAN OF ACQUISITION

BY AND AMONG

RASER TECHNOLOGIES, INC.,

AMP RESOURCES, LLC,

POWER ACQUISITION CORP.,

AND

JOHN H. STEVENS, AS EQUITYHOLDER REPRESENTATIVE

Dated as of January 19, 2006

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(continued)

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(continued)

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(continued)

		Page

9.3	Counterparts; Facsimile	62

9.4	Entire Agreement; Third-Party Beneficiaries	62

9.5	Severability	62

9.6	Other Remedies; Specific Performance	62

9.7	Governing Law	62

9.8	Rules of Construction	62

9.9	Assignment	63

9.10	Waiver of Jury Trial	63

ARTICLE X DEFINITIONS		63

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Exhibit	Description
Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Surviving Entity Operating Agreement

Exhibit C	Form of Equityholder Written Consents

Schedule	Description

Schedule 1.6(b)	Allocation of Total Consideration

Schedule 2.20(h)	Target Key Employees

Schedule 4.1(n)	Target Written Agreements for Payment

Schedule 5.4	Required Third-Party Consents

Schedule 5.10	Required Lien Releases

Schedule 5.11	Parties under Non-Competition Agreements

Schedule 5.12	Target Agreements to be Terminated

Schedule 5.14	Spreadsheet

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AGREEMENT AND PLAN OF ACQUISITION

This AGREEMENT AND PLAN OF ACQUISITION (this “Agreement”) is made and entered into as of January 19, 2006, by and among Raser Technologies, Inc., a Utah corporation (“Parent”), Amp Resources, LLC, a Delaware limited liability company (“Target”), Power Acquisition Corp., a Delaware corporation (“Merger Sub”), and John H. Stevens, as equityholder representative (the “Equityholder Representative”).

RECITALS

A. The Board of Directors of Parent believes it is in the best interests of Parent and its shareholders and the Board of Directors of Target believes it is in the best interests of Target and its members that Parent acquire Target through the merger of Merger Sub with and into Target with Target surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B. At the Effective Time of the Merger, on the terms and subject to the conditions of this Agreement, (i) the Merger will become effective, and (ii) all of the equity interests of Target which are issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

D. Target on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, Target shall have obtained the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby pursuant to (i) an Action by Unanimous Written Consent, signed by the holders of 100% of the Target equity interests, and (ii) an Action by Unanimous Written Consent, signed by certain holders of indebtedness of the Company, pursuant to and in strict accordance with all applicable Legal Requirements and the Target Charter Documents.

F. Unless otherwise indicated, all capitalized terms have the meanings ascribed to them in Article X.

NOW, THEREFORE, in consideration of the covenants, promises, representations and other premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) and the Delaware Limited Liability Company Act (the “Delaware Act”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Merger is sometimes referred to hereinafter as the “Surviving Entity”.

1.2 Effective Time.

(a) The closing of the Merger (the “Closing”) will take place as promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah, unless another time or place is mutually agreed upon in writing by Target and Parent. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4 Operating Agreement. Unless otherwise determined by Parent prior to the Effective Time, the operating agreement of the Surviving Entity (the “Surviving Entity Operating Agreement”) shall be amended and restated in its entirety as of the Effective Time in the form set forth on Exhibit B, until thereafter amended in accordance with the Delaware Act and as provided in such operating agreement.

1.5 Directors and Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the sole director of Merger Sub immediately prior to the Effective Time shall be the sole manager of the Surviving Entity immediately after the Effective Time, to hold the office of manager of the Surviving Entity in accordance with the provisions of the Delaware Act and the Surviving Company Operating Agreement of the Surviving Entity until his successor is duly elected and qualified.

1.6 Effect of Merger on Target Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, including without limitation the escrow provisions set forth in Article VII hereof, at the Effective Time, by virtue of the Merger, and without any action on the part of Target, Merger Sub, Parent or the holders of any of the following securities, the following shall occur:

(a) Merger Sub Common Stock. Each share of common stock of Merger Sub shall be cancelled and converted into one fully paid and nonassessable membership interest of the Surviving Entity.

(b) Target Equity Interests. Each Target Equity Interest issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the Initial Consideration on the Initial Payment Date and the Subsequent Consideration on the Subsequent Payment Date, upon the surrender of the certificates representing such Target Equity Interests in the manner provided for in Section 1.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.8 hereof).

(c) Certain Owned Shares. Each Target Equity Interest which is, as of immediately prior to the Effective Time, held in the treasury of Target, or outstanding and held by Parent, or any direct or indirect wholly owned subsidiary of Parent shall be canceled and extinguished without any conversion thereof.

(d) Target Options. Each outstanding Target Option outstanding as of the Effective Time will be assumed by Parent. Each Target Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Target Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number of Parent Common Stock) of the number of shares of Target Common Shares that were issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Target Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Target Common Shares at which such Target Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio.

1.7 Adjustments to Total Stock Consideration. If between the date of this Agreement and the Subsequent Payment Date, the outstanding shares of Parent Common Stock, or Target Equity Interests shall have been changed into a different number of shares or interests, by reason of any stock or membership interest dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Total Stock Consideration not previously disbursed to the Target Equityholders (or former Target Equityholders, as the case may be) pursuant to Section 1.6 hereof shall be correspondingly adjusted to reflect such stock (or membership interest) dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

1.8 Exchange Procedures.

(a) Surrender of Certificates.

(i) Exchange Agent. The Secretary of Parent, or an institution selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(ii) Parent to Provide Total Consideration. Prior to the Effective Time, Parent shall make available to the Exchange Agent the Initial Consideration payable pursuant to Section 1.6 and prior to the Subsequent Payment Date, Parent shall make available to the Exchange Agent the Subsequent Consideration for exchange in accordance with this Article I payable pursuant to Section 1.6, in each case, for exchange for the outstanding Target Equity Interests; provided, however, that Parent shall deposit into the Escrow Fund (as defined in Section 7.5(a) hereof) the Escrow Shares out of the aggregate amount of Total Stock Consideration otherwise payable to the Target Equityholders pursuant to Section 1.6 hereof.

(iii) Exchange Procedures. At the Closing, the Target Equityholders will surrender the certificates representing their Target Equity Interests (the “Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed exchange documents in exchange for the right to receive that portion of the Total Consideration (less the Parent Common Stock to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 7.5(a) hereof) to which such holder is entitled pursuant to Section 1.6 hereof, and the Certificates so surrendered shall be cancelled. Until so surrendered, each Certificate outstanding after the Effective Time will be deemed, for all corporate and limited liability company purposes thereafter, to evidence only the right to receive the portion of the Total Consideration and cash in lieu of fractional shares in exchange for shares of Target Equity Interests (without interest) into which such shares of Target Equity Interests shall have been so converted. No portion of the Total Consideration will be paid to the holder of any unsurrendered Certificate with respect to Target Equity Interests formerly represented thereby until the holder of record of such Certificate shall surrender such Certificate and the exchange documents pursuant hereto.

(iv) Transfers of Ownership. If any portion of the Total Consideration is to be disbursed pursuant to Section 1.6 hereof to any Person other than the Person whose name is reflected on the Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Target or any agent designated by it any transfer or other taxes required by payment of any portion of the Total Consideration in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(v) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Entity, nor any party hereto shall be liable to a holder of Target Equity Interests for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(b) No Further Ownership Rights in Target Equity Interests. The portion of the Total Consideration to be paid in respect of the surrender for exchange of Target Equity Interests in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Target Equity Interests, and there shall be no further registration of transfers on the records of the Surviving Entity of

Target Equity Interests which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Section 1.8.

(c) Unvested Target Equity Interest. If any Target Equity Interests outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted purchase agreement or other agreement with Target, then the shares of Parent Common Stock issued in exchange for such Target Equity Interests shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares may accordingly be marked with appropriate legends. Target shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent will be entitled to exercise any such repurchase option or other right set forth in any such restricted purchase agreement or other agreements.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each Target Equityholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from the Exchange Agent, at such time as such holder shall receive a Certificate or Certificates representing shares of Parent Common Stock as contemplated by Section 1.6 hereof, an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction, and (ii) $22.51.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such portion of the Total Consideration, if any, upon or after the applicable Payment Dates as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Target Equityholder who is the owner of such lost, stolen or destroyed Certificates to provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, Parent, Merger Sub, and the Surviving Entity and the officers, directors and managers of Parent, Merger Sub and the Surviving Entity are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(g) Legends. Each certificate for Parent Common Stock and each Promissory Note issued as part of the Total Consideration shall bear the following legend:

“THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES

LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (2) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE, REASONABLY SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.”

1.9 Allocation. Prior to the Closing Date, Parent and the Equityholder Representative shall mutually agree to the amount of the Total Consideration to be allocated to the assets of Target described in Section 751(a)(1) or (2) of the Code (the “Section 751 Allocation”). In the event of a dispute between Parent and the Equityholder Representative with respect to the Section 751 Allocation, such dispute shall be resolved in accordance with Section 5.13(f) of this Agreement.

1.10 Alternate Structure. Either Parent or Target (through the Equityholder Representative) may elect to restructure the transactions contemplated by this Agreement (including providing for a direct purchase by Parent or one or more of its affiliates of the Target Equity Interests from the Target Equityholders), and the non-electing party agrees to enter into an amendment of this Agreement to effect any such alternate structure proposed by the electing party provided that the non-electing party is not adversely affected by such amendment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in a disclosure letter (the “Target Disclosure Letter”) delivered by Target to Parent dated as of the date hereof:

2.1 Organization, Good Standing and Qualification. Target is a limited liability company duly organized, validly existing and in good standing under the State of Delaware and each of its Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Target and each of its Subsidiaries has all requisite power and authority to carry on their respective businesses as now conducted and each of Target and each of its Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on their respective businesses, properties or financial condition.

2.2 Capitalization and Voting Rights. The authorized capital of Target consists of:

(a) 11,070,000 preferred membership interests, (the “Preferred Shares”), of which (i) 2,000,000 preferred membership interests have been designated Series A Preferred Shares (the “Series A Preferred Shares”), all of which are issued and outstanding; (ii) 4,535,000 preferred membership interests have been designated Series B-1 Preferred Shares (the “Series B-1 Preferred Shares”), all of which are issued and outstanding; and (iii) 4,535,000 preferred membership interests have been designated Series B-2 Preferred Shares (the “Series B-2 Preferred Shares”), none of which are issued and outstanding. The rights, privileges and preferences of the Series A Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares are as stated in the Target Amended and Restated Limited Liability Company Operating Agreement, as amended to date (the “Operating Agreement”). The Series B-1 Preferred Shares shall be redeemed by Target prior to the Effective Time.

(b) Common Shares. 8,547,500 Target Common Shares, of which 2,000,000 shares are issued and outstanding, and 2,000,000 of which are reserved for issuance upon the conversion of the Series A Preferred Shares. Other than as expressly provided in the Redemption Documents, there is no agreement or understanding between or among either Target or Amp Capital (or any of its members or managers) with respect to the return or reimbursement of any portion of the Amp Capital Contributions and all such contributions have been used directly to fund the ordinary course business activities of Target and the Subsidiaries and for the purchase of property, plant and equipment used directly in the business of Target and the Subsidiaries. Neither Target nor any of its Subsidiaries owes any obligation to Amp Capital or any of its members or managers as a result of the Amp Capital Contributions other than as expressly set forth in the Redemption Documents.

(c) All of the outstanding securities of Target, including the Target Common Shares, Preferred Shares and Target Options have been all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(d) Except for the conversion privileges of the Preferred Shares, as stated in the Target Operating Agreement, and the Target Options, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Target of any shares of its equity interests. Target has not reserved any Common Shares for purchase upon exercise of options (or other rights to acquire equity interests of Target) to be granted in the future under an equity incentive plan or similar plan. There are no outstanding or authorized share appreciation rights, phantom shares, profit participation rights or similar rights with respect to Target. Target is not a party or subject to any agreement or understanding, and, to Target’s knowledge, other than the Operating Agreement, there is no agreement or understanding between any Persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security.

(e) Section 2.2(e) of the Target Disclosure Letter sets forth the capitalization of Target, including the number of shares of the following: (i) issued and outstanding Target Common Shares; (ii) issued and outstanding Series A Preferred Shares; (iii) options or rights to purchase securities of Target issued or issuable under any equity incentive plans (“Target Stock Plans”); (iv) options or rights to purchase securities of Target not yet issued but reserved for issuance under any Target Stock Plans; and (v) any other warrants, options or share purchase rights, if any, to which Target or any of its Subsidiaries is a party.

(f) The distribution of the Total Consideration as set forth on Schedule 1.6(b) and pursuant to this Agreement complies in all respects with all Legal Requirements and the provisions of the Operating Agreement.

(g) The information contained in the Spreadsheet shall be complete and correct as of the Closing Date.

(h) The Redemption shall be consummated in compliance with all Legal Requirements and the provisions of the Operating Agreement.

(i) The Target Equityholders are not entitled to any dissenters’ or appraisal rights (or other similar or analogous rights, under any applicable laws or Contract in connection with or by virtue of this Agreement, the Merger or the other transactions contemplated hereby.

2.3 Subsidiaries. Section 2.3 of the Target Disclosure Letter sets forth a true and accurate list of each of the Subsidiaries of Target each of which is wholly owned by Target. Target is not a participant in any joint venture, partnership, or similar arrangement other than its Subsidiaries. Target owns all outstanding shares of stock or equity interests of each of its Subsidiaries, free and clear of all Liens (as defined below). There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any of Target’s Subsidiaries are a party or by which any are bound obligating any such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock or equity interests of any of any such Subsidiaries or obligating any such Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

2.4 Authorization. Target has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which Target is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Target and no further limited liability company action is required on the part of Target to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. At a meeting duly called and held, the Board of Managers of Target has (i) unanimously approved and adopted this Agreement and the transactions contemplated hereby, and (ii) unanimously resolved to recommend approval of the Target Merger and approval and adoption of this Agreement and the transactions contemplated thereby by the Target Equityholders. Target has obtained all consents and approvals of the Target Equityholders necessary to consummate the Target Merger and the transactions contemplated thereby under Delaware Law, the Target Charter Documents and any Contract to which Target is bound (a “Target Contract”). This Agreement and each of the Related Agreements to which Target is a party have been duly executed and delivered by Target and constitute the valid and binding obligations of Target enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5 No Conflict. The execution, delivery and performance by Target of this Agreement and any Related Agreement to which Target is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien under or materially impair Target’s rights or alter the rights or obligations of a third party under (any such event, a “Target Conflict”) (i) any provision of the Target Charter Documents or the equivalent organizational documents of any of Target’s Subsidiaries, (ii) any Target Material Contract to which Target or any Subsidiary is a party (or pursuant to which any of their respective assets are bound), or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its Subsidiaries or any of the properties (whether tangible or intangible) or assets of Target or any of its Subsidiaries. Section 2.5 of the Target Disclosure Letter sets forth all necessary consents, waivers and approvals of parties or third-party beneficiaries to any Target Contracts as are required thereunder in connection with the Merger, or for any such Target Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, Target and its Subsidiaries, under such Target Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Target Contracts without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which Target or its Subsidiaries would otherwise be required to satisfy, perform or pay pursuant to the terms of such Target Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Target in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for: (i) the filing of the Target Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which Target and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal, foreign, and state securities (or related) laws and the HSR Act and any other comparable foreign merger Legal Requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Target or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

2.7 Litigation. There is no action, suit or proceeding of any nature pending, or to the knowledge of Target, threatened against Target or any of its Subsidiaries, their respective properties or any of their respective officers, directors or managers (or individuals serving in similar capacities), in their capacity as such or relating to their employment, services or relationship with Target or any of its Subsidiaries. There is no investigation pending or, to the knowledge of Target, threatened against Target or any of its Subsidiaries, their respective properties or any of their respective officers or managers in their capacity as such or relating to their employment, services or relationship with Target or any of its Subsidiaries by or before any Governmental Entity. Since December 31, 2002, no Governmental Entity has challenged or questioned in writing the legal right of Target or any of its Subsidiaries to conduct their respective operations as presently or previously conducted and to the knowledge of Target prior to December 31, 2002 no Governmental Entity has challenged or questioned in writing the legal right of Target or any of its Subsidiaries to conduct their respective operations as presently or previously conducted. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the employees of Target or any of its Subsidiaries, their use in connection with Target’s or any of its Subsidiaries’ business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither Target nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.8 Proprietary Information and Inventions Agreements. Each current and former employee, officer and manager of Target and each of Target’s Subsidiaries has executed a Proprietary Information and Inventions Agreement, and each current and former consultant to Target and each of its Subsidiaries has executed a Consulting Agreement in substantially the forms provided to counsel for Parent. Target is not aware that any of its or its Subsidiaries’ employees, officers, managers or consultants is in violation thereof.

2.9 Intellectual Property.

(a) Section 2.9(a) of the Target Disclosure Letter sets forth a list of the following categories of Target Owned Intellectual Property, together with a separate list specifying any Target Owned Intellectual Property in any such category that is owned by any of its Subsidiaries (and with respect to any such Target Owned Intellectual Property, the identity of such Subsidiary that owns it): (A) Trademarks for which registrations have been received or for which applications are pending; (B) Patents (including issued and applications therefor); (C) registered Copyrights; (D) Software that is material to the operations of Target or any of its Subsidiaries to conduct their respective operations as presently or previously conducted; and (E) Network Identifiers; and in each case listing, as applicable, the registration number, and in the case of a registration, the registered owner, and the jurisdiction of registration; and

(b) Section 2.9(b) of the Target Disclosure Letter sets forth a complete and correct list of: (A) all agreements under which Target or any of its Subsidiaries has been granted a license or otherwise afforded the right to use, have access to or exercise any other rights with regard to Target Licensed Intellectual Property, other than those agreements for Target Licensed Intellectual Property that is commercial “shrink wrap” or generally commercially available “off the shelf” Software and (B) all agreements under which Target or any of its Subsidiaries has licensed to others the right to access or use Target Intellectual Property or exercise any other rights with regard thereto; in each case, specifying the parties to the agreement, a general description of the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

(c) Target and each of its Subsidiaries own, or license or otherwise possess full, legally enforceable rights to use, all Intellectual Property that Target or any of its Subsidiaries uses or holds for use, or intends to use, in connection with their respective businesses, or that is material or necessary to their respective businesses, in each case, as such business currently is conducted or as is proposed to be conducted, free and clear of adverse claims or Liens, except for (i) such items as have yet to be conceived or developed and (ii) with respect to business that is proposed to be conducted, such items that are reasonably expected to be available for licensing on reasonable terms from third parties. Without limiting the foregoing, Target has a valid, enforceable, perpetual, exclusive license to make, have made, use, copy, modify and sell or otherwise transfer all applications of Kalina Cycle Technology, with the right to sublicense, and no third party has any license to the Kalina Cycle Technology and modifications commonly referred to as RIP Cycle.

(d) Target is the exclusive owner of all Target Intellectual Property free and clear of any Liens, except for (i) the commercial “shrink wrap” or generally commercially available “off the shelf” Software used by Target and/or its Subsidiaries, (ii) Target Licensed Intellectual Property and (iii) Intellectual Property exclusively licensed pursuant to certain agreements set forth on Section 2.9(d) of the Target Disclosure Letter. Without limiting the foregoing, (x) General Electric Company has no exclusive rights under that certain License Agreement between Exergy, Inc., The A.K. Texergy Company, Alexander I. Kalina and General Electric Company and (y) that certain License and Joint Development Agreement between Exergy, Inc. and EPCOR Power Development Corporation has been terminated, and EPCOR has no surviving license rights thereunder.

(e) Each item of Target Owned Intellectual Property that is a Patent or that is registered or for which a registration application is pending is valid, subsisting and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Target Owned Intellectual Property have been paid and all necessary documents and certificates in connection with such Target Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions (other than foreign jurisdictions for which Target or any of its Subsidiaries has provided express instructions to counsel not to make an initial filing of an application), as the case may be, (i) for the purposes of perfecting the ownership of Target, or, if applicable, Subsidiaries, in such Target Owned Intellectual Property owned or purported to be owned by Target or Subsidiary of Target and (ii) for the purposes of maintaining the respective Target Owned Intellectual Property. In each case in which Target or any of its Subsidiaries has acquired any Intellectual Property Right from any Person, Target or such Subsidiary has obtained, to the extent permitted by applicable law, a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Target.

(f) Target and the Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of Target Owned Intellectual Property, and no such Trade Secrets, to the extent material, have been compromised except to the extent intentionally disclosed by Target in the ordinary course of business.

(g) Neither Target nor any of its Subsidiaries has knowledge of any facts or circumstances (but without having conducted any special investigation or patent or trademark search) that would render any Target Intellectual Property invalid or unenforceable.

(h) Target and each of its Subsidiaries have secured valid, written assignments from all consultants and employees who contribute or have contributed to the creation or development of Target Owned Intellectual Property of the rights to such contributions, except to the extent that such Target Owned Intellectual Property is exclusively licensed to Target as disclosed in Section 2.9(b) of the Target Disclosure Letter.

(i) Neither Target nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Target Owned Intellectual Property, to any other Person.

(j) Target has not received notice or service of process of, and, to the knowledge of Target, there is no pending or threatened assertion or claim: (i) challenging the validity, enforceability, scope or effectiveness of, or contesting Target’s or any Subsidiaries’ rights with respect to, any Target Owned Intellectual Property, or (ii) challenging Target’s or any Subsidiaries’ rights to use any Target Licensed Intellectual Property or the enforceability of any agreements or arrangements relating thereto, or (iii) otherwise accusing Target, any of its Subsidiaries, their respective products, or services of infringing or misappropriating the Intellectual Property of any third party.

(k) Neither Target Owned Intellectual Property nor the use or other exploitation thereof by Target or any of its Subsidiaries (or any consultant, contractor or employee of Target or any of its Subsidiaries who contributes to or has contributed to or participated in the creation or development of Target Owned Intellectual Property), nor, to the knowledge of Target, Target Licensed Intellectual Property nor the use or other exploitation thereof by Target or any of its Subsidiaries (or any consultant, contractor or employee of Target or any of its Subsidiaries who contributed to or participated in the creation or development of Target Licensed Intellectual Property), nor, to the knowledge of Target, Target’s or any Subsidiaries’ sale or provision of, or any other exercise of rights in respect of, any products or services of Target or its Subsidiaries that heretofore have been or currently are exploited by Target or its Subsidiaries, infringes on, misappropriates, breaches or violates the rights in Intellectual Property of any Person.

(l) Neither Target nor any of its Subsidiaries (i) is a party to any suit, action or proceeding which involves a claim of infringement, breach or misappropriation of any Intellectual Property of any Person or (ii) has brought any action, suit or proceeding against any Person for infringement or misappropriation of, or breach of any license or agreement involving, any Target Intellectual Property.

(m) Neither Target nor any of its Subsidiaries has given or received any written notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Target Intellectual Property; to Target’s knowledge, neither Target, any of its Subsidiaries nor any other party is currently in default with regard to any agreement relating to Target Intellectual Property; and, to Target’s knowledge, there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of written notice or solely the lapse of time or both, would constitute a default by Target or any of its Subsidiaries under any agreement relating to Target Intellectual Property, or would give any Person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien.

(n) To Target’s knowledge, (but without having conducted any special investigation), there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Target Owned Intellectual Property.

(o) Target Intellectual Property is sufficient for the conduct of Target’s business as such business is set forth in the AMP Resources Business Overview dated November 19, 2004, as updated January 2006, previously delivered to Parent except for standard “off the shelf” Software or Intellectual Property as have yet to be conceived or developed third party Intellectual Property that Target reasonably believes is available for license on reasonable terms.

(p) Each Person who in any capacity (including, without limitation, current and former consultants, independents, contractors, officers, directors, members, managers and employees) has had access to Target Owned Intellectual Property and associated embodiments has executed a Proprietary Information and Inventions Agreement, Consulting Agreement or Nondisclosure Agreement in substantially the forms provided to counsel Parent.

(q) As used in this Agreement, the following terms shall have the meanings set forth below:

(i) “Target Intellectual Property” means any and all Intellectual Property that is being used or held for use, or is currently under development for use or is intended to be used, in the business of Target or any of its Subsidiaries, as such businesses currently are or are anticipated to be conducted. It is understood that “Target Intellectual Property” does not include items yet to be conceived or developed.

(ii) “Target Licensed Intellectual Property” means all Target Intellectual Property other than Target Owned Intellectual Property.

(iii) “Target Owned Intellectual Property” means all Target Intellectual Property that is owned by, or exclusively licensed to, Target or any of its Subsidiaries, including without limitation Kalina Cycle Technology.

(iv) “Intellectual Property” means Technology and Intellectual Property Rights.

(v) “Intellectual Property Rights” means any and all intellectual property or proprietary rights in any jurisdiction whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names (“Trademarks”); (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship, whether or not copyrightable, copyrights, copyright registrations and pending copyright registration applications and mask works (“Copyrights”); (iv) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (v) computer software and firmware, data files, source and object codes, user interfaces and databases (“Software”); (vi) all DNS domain names, second level world wide web (www) and http addresses, public network names, public network addresses, (such as IPv4) currently in service, and any registrations relating thereto (“Network Identifiers”); (vii) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and (viii) goodwill associated with the foregoing.

(vi) “Kalina Cycle Technology” shall have the meaning set forth in that certain Amended and Restated Intellectual Property License Agreement between Exergy, Inc. and Recurrent Resources, LLC.

(vii) “Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

(viii) “Technology” means any or all of the following tangibles (including any and all instantiations thereof in any form and embodied in any media): (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and similar data; (ii) inventions (whether or not patentable) and improvements; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show-how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and development tools.

2.10 Compliance with Other Instruments. Neither Target nor any of its Subsidiaries is in violation or default of any provision of their respective certificates of incorporation or formation or bylaws or operating agreements, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Target or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any Lien upon any assets of Target or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Target or any subsidiary, its business or operations or any of its assets or properties.

2.11 Agreements; Action.

(a) Except for the Redemption Documents, agreements explicitly contemplated hereby and by the Related Agreements, there are no agreements, understandings or proposed transactions between Target or any of its Subsidiaries and any of their respective officers, directors, managers, affiliates, or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Target or any of its Subsidiaries is a party or by which either Target or any of its Subsidiaries is bound or which are currently being negotiated by Target or any of its Subsidiaries (with items in negotiation clearly indicated in Section 2.11(b) of the Target Disclosure Letter) that may involve (i) obligations (contingent or otherwise) of, or payments to Target or any of its Subsidiaries in excess of, $20,000, (ii) a partnership or joint venture; (iii) restrictions on Target or any of its Subsidiaries from conducting any type of business; (iv) the employment of any individual on a full-time, part-time, consulting or other basis or providing severance benefits; (v) profit or revenue sharing arrangement; (vi) any license of any patent, copyright, trade secret or other proprietary right to or from Target or any of its Subsidiaries (other than (A) the license of Target’s or any of its Subsidiaries’ software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the form of which has been provided to counsel for Parent or (B) the license to Target of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of any product, service or intellectual property offering of Target) or, (vii) provisions materially restricting the development, manufacture or distribution of Target’s products or services or any products or services of any of Target’s Subsidiaries.

(c) Neither Target nor any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its equity interests other than as expressly provided in the Redemption Documents, (ii) created, incurred, assumed or guaranteed any indebtedness for money borrowed or any other liabilities individually in excess of $20,000 or, in the case of indebtedness and/or liabilities individually less than $20,000, in excess of $50,000 in the aggregate other than the Amp Capital Note and the Redemption Notes, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale or non-exclusive license of its products and services in the ordinary course of business.

(d) Target has not entered into any letter of intent, memorandum of understanding or other similar document (i) with any representative of any corporation, corporations or other Person or Persons regarding the merger of Target with or into any such corporation, corporations or other Person or Persons, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Target or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Target would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of Target.

(e) Absence of Breach, etc. (i) Each of the items which is described or required to be described on Section 2.11(a)-(d) of the Target Disclosure Letter is in full force and effect and will be in full force and effect immediately following the Effective Time; (ii) no item which is described or required to be described on Section 2.11(a)-(d) of the Target Disclosure Letter has been breached in any material respect, canceled or repudiated by Target or any of its Subsidiaries, or, to Target’s knowledge, by any other party thereto; (iii) no such other party has indicated in writing or orally to Target or any of its Subsidiaries that it will stop or decrease the rate of business done with Target or any of its Subsidiaries, or that it desires to renegotiate its arrangements with Target or any of its Subsidiaries (except those third parties with whom contracts and/or contract amendments are currently being negotiated listed on Section 2.11(e) of the Target Disclosure Letter); (iv) Target and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them in connection with the items which are described or required to be described on Section 2.11(a)-(d) of the Target Disclosure Letter, are not in receipt of any claim of default under any such item other than to the extent accrued on the Target Financial Statements, and are not in possession of any information that would reasonably indicate that any such claim or default is or may be forthcoming; and (v) Target and each of its Subsidiaries have no present expectation or intention of not fully performing any obligation pursuant to any item which is described or required to be described on Section 2.11(a)-(d) of the Target Disclosure Letter.

(f) Copies. Target has furnished to Parent a true and correct copy or representative form of all written contracts, agreements and other items which are described or required to be described on Sections 2.12(a)-(d) of the Target Disclosure Letter, in each case together with all amendments, waivers or other changes thereto.

(g) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person or entity (including Persons or entities Target has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.12 Related-Party Transactions. No employee, officer, director, manager, 10% holder or affiliate of Target or any of its Subsidiaries (a “Target Related Party”) or, to Target’s knowledge, any member of such Target Related Party’s immediate family, or, to Target’s knowledge, any corporation, partnership or other entity in which such Target Related Party is an officer, manager, director, partner, 10% holder or affiliate, or in which such Target Related Party has significant ownership interests or otherwise controls, is indebted to Target or any of its Subsidiaries, nor, to Target’s knowledge, is Target or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them other than with respect to the Amp Capital Note and the Redemption Notes. To Target’s knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Target or any of its Subsidiaries is affiliated (other than Amp Capital) or with which Target or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with Target or any of its Subsidiaries, except that employees, officers, managers, 10% holders or affiliates of Target or any of its Subsidiaries and members of such Target Related Party’s immediate families may own less than 2% of the outstanding voting stock of publicly traded companies that may compete with Target or any of its Subsidiaries. To Target’s knowledge, no Target Related Party or member of their immediate family is directly or indirectly interested in any material contract with Target or any of its Subsidiaries other than the Amp Capital Note and the Redemption Notes. To Target’s knowledge, no Target Related Party or member of their immediate family has any undisclosed financial dealings with Target, including but not limited to, in the form of investment banking fees, advisory fees, transaction fees, or consulting relationships.

2.13 Permits. To the knowledge of Target, Target and each of its Subsidiaries have all material franchises, permits, licenses, and any similar authority necessary for the conduct of their respective businesses as now being conducted by them. Neither Target nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses, or other similar authority. Target and each of its Subsidiaries have no reason to believe that all franchises, permits, licenses, and any similar authority necessary for the conduct of their respective businesses as currently proposed to be conducted by them will not be granted in the ordinary course within a reasonable time after application therefor, without Target Burdensome Conditions and prior to the time the same is required under the applicable Legal Requirements.

(a) For the purposes of this Agreement, “Target Burdensome Conditions” shall mean conditions that are not capable of being satisfied on or prior to the time required or which would limit or otherwise restrict any Project’s performance in a manner at least as favorable (in the reasonable determination of Parent) as the assumptions set forth in Target’s presentations to Parent.

(b) For the purposes of this Agreement, “Legal Requirements” shall mean all laws (including, without limitation, obligations, duties and requirements under common law), statutes, codes, acts, ordinances, orders, judgments, decrees, treaties, concessions, agreements, injunctions, rules, regulations, permits, permit conditions, licenses, license conditions, authorizations, binding directives and requirements of any federal, state or local governmental authority.

(c) For the purposes of this Agreement, “Projects” shall mean the geothermal energy production facilities and projects located in Cove Fort, Utah, Stillwater, Nevada, Lake City, California, Clear Lake, California and Salt Wells, Nevada.

2.14 Environmental Matters; Hazardous Materials.

(a) Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Target or any of its Subsidiaries to material liability, to the knowledge of Target no Hazardous Materials are present on any Target Business Facility currently owned, operated, occupied, controlled or leased by Target or any of its Subsidiaries, or were present on any other Target

Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by Target or any of its Subsidiaries. To the knowledge of Target, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Target Business Facility currently owned, operated, occupied, controlled or leased by Target or any of its Subsidiaries, or as a consequence of the acts of Target or any of its Subsidiaries or their respective agents.

(b) Hazardous Materials Activities. Target and each of its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not be reasonably likely to result in a material liability on Company or any of its Subsidiaries, to the knowledge of Target, the Hazardous Materials Activities of Target and each of its Subsidiaries have not resulted in the exposure of any Person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such Person.

(c) Environmental Permits. To the knowledge of Target, Target and each of its Subsidiaries holds all Target Environmental Permits necessary for the conduct of their respective businesses as currently being conducted. To the knowledge of Target, all such Target Environmental Permits are valid and in full force and effect. Target and each of its Subsidiaries have complied in all material respects with all covenants and conditions of any Target Environmental Permit which is or has been in force with respect to their respective Hazardous Materials Activities. To the knowledge of Target, no circumstances exist which could cause any Target Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. Target and each of its Subsidiaries have no reason to believe that all Target Environmental Permits necessary for the conduct of their respective businesses as currently proposed to be conducted by them will not be granted in the ordinary course within a reasonable time after application therefor, without Target Burdensome Conditions and prior to the time the same is required under the applicable Legal Requirements.

(d) Environmental Liabilities. Target is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in material liability to the business or financial status of Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Materials Activities.

(e) As used in this Agreement, the following terms shall have the meanings set forth below:

(i) “Target Business Facility” means any real property including the land, the improvements thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Target or any of its Subsidiaries in connection with the operation of their respective businesses.

(ii) “Environmental Laws” means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated to any of the foregoing, and all amendments and modifications of any of the foregoing.

(iii) “Target Environmental Permit” means any approval, permit, license, clearance or consent required to be obtained from any private Person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by Target or any of its Subsidiaries.

(iv) “Governmental Entity” means any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject matter of this Agreement, any Business Facility or Target or any of its Subsidiaries.

(v) “Hazardous Material” means any material, chemical, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment or the disposal, treatment, transfer, storage or manufacture of which is regulated in any manner by a Governmental Entity.

(vi) “Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release (or threat of release), exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

2.15 Registration Rights. Except as set forth in that Amended and Restated Investors’ Rights Agreement dated March 17, 2005, between Target and the investors identified therein, Target is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued.

2.16 Target Charter Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in this Agreement (the form of which amendments has been approved by Parent), the Certificate of Formation and Operating Agreement of Target (the “Target Charter Documents”) and the similar organizational documents for each of Target’s Subsidiaries are in the form previously provided to Parent.

2.17 Title to Property and Assets. Target and each of its Subsidiaries own good and marketable fee title to their respective property and assets free and clear of all Liens, except such Liens that arise in the ordinary course of business and do not materially impair Target’s or such of its Subsidiaries’ ownership or the use or value of such property or assets, as applicable. With respect to any real property owned, leased or otherwise occupied by Target and each of its Subsidiaries, to the knowledge of Target: (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any such real property as could reasonably be expected to, either individually or in the aggregate, have a material and adverse effect on the use, development, occupancy or operation thereof as such real property is intended to be used by Target or any of its Subsidiaries; (ii) there are no natural or artificial conditions upon any such real property or any other facts or conditions which could reasonably be expected to, in the aggregate, have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property, (iii) there are no parties in possession of any portion of any such real property, whether as tenants, trespassers or otherwise, except Target or any of its Subsidiaries, (iv) all such real property has adequate direct access to and from completed, dedicated and accepted public roads and there are no pending or, to the knowledge of Target, threatened actions or proceedings which could reasonably be expected to impair or curtail such access, (v) there are no pending, or, to the knowledge of

Target, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may reasonably be expected to give rise to any assessment against any such real property, or which would deny Target or any of its Subsidiaries the ability to use such real property for its intended use, and (vi) except as would not be reasonably likely to result in a material liability on Target or any of its Subsidiaries, no law, ordinance, regulation or restriction is, or as of the Effective Time will be, violated by the continued occupancy, maintenance, operation or use of any such real property in its present manner or in such manner as it is intended to be used by Target or any of its Subsidiaries. To the knowledge of Target, the real property (including leasehold, royalty and easement) interests of Target and each of its Subsidiaries are sufficient for the Development (as defined below) of the Projects by Target and each of its Subsidiaries, respectively. With respect to the property and assets it leases, Target is in compliance with such leases and holds a valid leasehold interest free of any Liens, and, to the knowledge of Target, there are no events or circumstances existing that would with the giving of notice, or passage of time, or both, constitute a default under any of such leases.

For the purposes of this Agreement, “Development” shall mean, with respect to the Projects, the development, acquisition, ownership, financing, leasing, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Projects as currently proposed by Target.

2.18 Financial Statements. Section 2.18 of the Target Disclosure Letter sets forth the Company’s consolidated unaudited financial statements (balance sheet, income statement and cash flow statement) with respect to Target and each of its Subsidiaries as at and for the year ended December 31, 2005 (the “Financial Statement Date”) and audited financial statements (balance sheet, income statement and cash flow statement) with respect to Target and each of its Subsidiaries as at and for the fiscal years ended December 31, 2002, 2003, and 2004 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Target Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Target Financial Statements fairly present the financial condition and operating results of Target and the Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Target Financial Statements to normal year-end audit adjustments. Except as disclosed in the Target Financial Statements, neither Target nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation. Target and each of its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”).

2.19 No Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any liability, except for (i) liabilities set forth on the face of the Target Financial Statements (rather than in any notes thereto) or (ii) liabilities which have arisen after the Financial Statement Date in the ordinary course of business of Target and the Subsidiaries (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, environmental matter, infringement, or violation of applicable law).

2.20 Changes. Since the Financial Statement Date there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of Target or any of its Subsidiaries from that reflected in the Target Financial Statements;

(b) any damage, destruction or loss, whether or not covered by insurance, materially affecting the assets, properties, financial condition, operating results, prospects or business of Target or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

(c) any waiver by Target or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by Target or any of its Subsidiaries, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Target or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

(e) any material change or amendment to a material contract or arrangement by which Target or any of its Subsidiaries or any of their respective assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, manager or member;

(g) any sale, assignment or transfer of any Patents, Trademarks, Copyrights, Trade Secrets or other intangible assets;

(h) any resignation or termination of employment of any officers and employees of Target and the Subsidiaries listed on Schedule 2.20(h) hereto (each a “Target Key Employee”); and Target does not know of the impending resignation or termination of employment of any such Target Key Employee;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Target or any of its Subsidiaries;

(j) any Lien created by Target or any of its Subsidiaries, with respect to any of their respective material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair Target’s or any of their respective Subsidiaries’ ownership or use of such property or assets;

(k) any loans or guarantees made by Target or any of its Subsidiaries to or for the benefit of its respective employees, officers or managers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its respective business;

(l) except with respect to the Redemption, any declaration, setting aside or payment or other distribution in respect of any of Target’s or any Subsidiaries’ equity interest, or any direct or indirect redemption, purchase or other acquisition of any of such respective equity interest by Target or any of its Subsidiaries;

(m) any other event or condition of any character that could reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or business of Target or any of its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted); or

(n) any agreement or commitment by Target or any of its Subsidiaries to do any of the things described in this Section 2.20.

2.21 Target Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” (or collectively, “Taxes”) shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.21(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.21(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) Target and its Subsidiaries have (a) prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes of Target (including Target’s Subsidiaries) and such Returns are true and correct in all material respects and have been or will be completed in accordance with applicable law and (b) timely paid in full or reserved for unpaid Taxes on Target’s balance sheet as of the Financial Statement Date (the “Current Target Balance Sheet”) included in the Target Financial Statements all material Taxes it is required to pay, whether or not shown to be due on any Returns.

(ii) Target and its Subsidiaries have withheld or paid to the appropriate authorities, with respect to its Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid.

(iii) Neither Target nor any of its Subsidiaries have been or is now delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Target or any of its Subsidiaries is currently in progress, nor has Target or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) Neither Target nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been reserved on the Current Target Balance Sheet included in the Target Financial Statements, whether asserted or unasserted, whether or not shown on any return, contingent or otherwise, and neither Target nor any of its Subsidiaries has incurred any liability for Taxes since the Financial Statement Date other than in the ordinary course of business.

(vi) Target has provided to Parent or its legal counsel copies of all Returns for Target and its Subsidiaries filed for all periods since its inception and all examination reports and statements of deficiencies assessed against or agreed to by Target or any of its Subsidiaries.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of Target or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Target has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of Target or any of its Subsidiaries.

(viii) None of the assets of Target of any of its Subsidiaries is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) Target has (a) been treated as a partnership for all federal income tax purposes since its inception, (b) never been a party to any Tax sharing, indemnification or allocation agreement, and (c) no liability for the Taxes of any Person (other than Target or its Subsidiaries), as a transferee or successor, by contract or agreement, or otherwise except as specifically provided in the Target Operating Agreement.

(x) No adjustment relating to any Return filed by Target or any of its Subsidiaries has been proposed formally in writing or, to the knowledge of Target, informally by any tax authority to Target or any representative thereof.

(xi) Neither Target nor its Subsidiaries has ever engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xii) Target uses the accrual method of accounting for income Tax purposes.

(xiii) Neither Target nor any of its Subsidiaries is a party to any long-term contract to which Section 460 of the Code applies.

(xiv) Neither Target nor any of its Subsidiaries have ever received written notice of a claim made by a Tax authority in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(xv) Target and its Subsidiaries have complied in all respects with the provision of the Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax authority all such amounts paid.

(xvi) Each Subsidiary of the Target is (A) wholly owned by Target, and (B) has been a disregarded entity since its inception.

(c) Executive Compensation Tax. No Target Option could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 of the Code or could be subject to additional tax under Section 409A of the Code.

(d) Section 45 Tax Credits. Target knows of no reason, situation, fact or circumstance that Target’s contemplated projects would not qualify for production tax credits under Section 45 of the Code.

2.22 Real Property Holding Corporation. Neither Target nor any of its Subsidiaries is a “real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

2.23 Employee Compensation. Neither Target nor any of its Subsidiaries is delinquent in payments to any of its Employees, consultants, or independent contractors of any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for them as of the date hereof or amounts required to be reimbursed to such Employees, consultants, or independent contractors.

2.24 Employment and Labor. Target and each of its Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment of Employees, including but not limited to state wage and hour regulations and withholding and reporting of wages. Target and each of its Subsidiaries is not presently and has never been a party to or bound by any collective bargaining agreement or union contract, and Target has no knowledge of any attempts to organize any of its or its Subsidiaries’ Employees.

2.25 Target Benefit Plan Matters; Target Employee Plans.

(a) Definitions.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA;

(ii) “Target Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its Subsidiaries, or any Target ERISA Affiliate for the benefit of any Employee, or with respect to which the Target, any of its Subsidiaries, or any Target ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans;

(iii) “DOL” means the Department of Labor;

(iv) “Target ERISA Affiliate” means each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(v) “Target Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Target, any of its Subsidiaries, or any Target ERISA Affiliate and any Employee;

(vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(vii) “FMLA” means the Family Medical Leave Act of 1993, as amended;

(viii) “International Employee Plan” means each Target Employee Plan that has been adopted or maintained by Target, any of its Subsidiaries, or any Target ERISA Affiliate, whether informally or formally, or with respect to which Target, any of its Subsidiaries, or any Target ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix) “IRS” means the U.S. Internal Revenue Service;

(x) “Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xi) “Pension Plan” means each Target Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Employee Matters and Benefit Plans.

(i) Schedule 2.25(b)(i) of the Target Disclosure Letter contains an accurate and complete list of each Target Employee Plan and each Target Employee Agreement. Neither Target, any of its Subsidiaries, nor any ERISA Affiliate has any plan or commitment to establish any new Target Employee Plan or Target Employee Agreement, to modify any Target Employee Plan or Target Employee Agreement (except to the extent required by law or to conform any such Target Employee Plan or Target Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Target Employee Plan or Target Employee Agreement.

(ii) Target has provided to Parent correct and complete copies of: (i) all documents embodying each Target Employee Plan and each Target Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Target Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan; (iv) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Target

Employee Plan and any proposed Target Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Target, any of its Subsidiaries, or any Target ERISA Affiliate; (viii) all correspondence to or from any governmental agency relating to any Target Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Target Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan.

(iii) Target, its Subsidiaries and the Target ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Target Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Target, its Subsidiaries, Parent or any Target ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of Target or any Target ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Target Employee Plan. Neither Target, its Subsidiaries, nor any Target ERISA Affiliate is subject to any penalty or tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Target, its Subsidiaries and each Target ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Target Employee Plan.

(iv) Neither Target, its Subsidiaries nor any Target ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) ”multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Target Employee Plan provides health benefits that are not fully insured through an insurance contract.

(v) Except as set forth in Schedule 2.25(b)(v) of the Target Disclosure Letter, no Target Employee Plan or Target Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Target, its Subsidiaries, nor any Target ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(vi) Neither Target, its Subsidiaries nor any Target ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(vii) Neither Target, its Subsidiaries nor any Target ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(viii) Effect of Transaction.

(1) Except as set forth on Schedule 2.25(b)(viii)(1) of the Target Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Target Employee Plan, Target Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(2) Except as set forth on Schedule 2.25(b)(viii)(2) of the Target Disclosure Letter, no payment or benefit which will or may be made by the Target or any Target ERISA Affiliate with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(ix) Target and its Subsidiaries: (i) are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Target or its Subsidiaries under any worker’s compensation policy or long-term disability policy. Neither Target, its Subsidiaries, nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(x) No work stoppage or labor strike against Target, its Subsidiaries or any Target ERISA Affiliate is pending, threatened or reasonably anticipated. Target does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.25(b)(x) of the Target Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Target, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Target or its Subsidiaries. Neither Target nor any of its Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.25(j) of the Target Disclosure Letter, Target and its Subsidiaries are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither Target nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(xi) Neither Target, its Subsidiaries nor any Target ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(xii) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good-faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No amounts are or will be includable in income for any service provider by operation of Section 409A of the Code.

2.26 Insurance. Target and each of its Subsidiaries has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow them to replace any of their respective properties that might be damaged or destroyed.

2.27 Minute Books. The minute books of Target provided to Parent contain a complete summary of all meetings of managers and members since the time of formation and reflect all transactions referred to in such minutes accurately in all material respects.

2.28 Obligations of Management. Each Company Key Employee is currently devoting substantially all of his or her business time to the conduct of the business of Target or its Subsidiaries. Target is not aware that any Company Key Employee is planning to work less than full time at Target or its Subsidiaries in the future. No officer of Target or Company Key Employee is currently working or, to Target’s knowledge, plans to work for a competitive enterprise, whether or not such officer of Target or Company Key Employee is or will be compensated by such enterprise.

2.29 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target or any of its Subsidiaries.

2.30 Transaction Bonuses. There are no special bonuses, commissions or other similar compensation payable to any officer, employer or manager of Target or any of its Subsidiaries in connection with the transactions contemplated hereby.

2.31 Disclosure. Target represents and warrants that the written or oral information it has provided Parent, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of circumstances under which they are made, not misleading.

2.32 No Other Representations. Neither Target, nor any of its representatives, agents, or affiliates, shall be deemed to have made to Parent or Merger Sub or any other person, any representation or warranty other than as expressly made in this Agreement and the Target Disclosure Letter. Notwithstanding the foregoing, this Section 2.32 shall not apply to, or otherwise affect, the ability of any party hereto to pursue and be successful in obtaining remedies for claims based on fraud.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Target, except as disclosed in the SEC Documents (as defined below) and subject to the exceptions specifically disclosed in writing in a disclosure letter (the “Parent Disclosure Letter”) delivered by Parent to Target dated as of the date hereof:

3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the State of Utah. Merger Sub is a corporation duly organized, validly existing and in good standing under the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to carry on its business as now conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on its businesses, properties or financial condition.

3.2 Capitalization. The number of authorized, issued and outstanding capital stock of Parent as of the date hereof is set forth in the Parent Disclosure Letter. No shares of Parent Common Stock are entitled to preemptive or similar rights. Except as disclosed in the Parent Disclosure Letter, or otherwise set forth in the SEC Documents, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Parent Common Stock, or contracts, commitments, understandings, or arrangements by which Parent is or may become bound to issue additional shares of Parent Common Stock, or securities or rights convertible or exchangeable into shares of Parent Common Stock.

3.3 Subsidiaries. Other than Merger Sub, Parent does not own or control any interest in any corporation, partnership, limited liability company, association or other business entity.

3.4 Authorization. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further corporate action is required on the part of Parent or Merger Sub to authorize this Agreement and any Related Agreements to which Parent or Merger Sub is a party and the transactions contemplated hereby and thereby. At a meeting duly called and held, the Board of Directors of each of Parent and Merger Sub has adopted and approved this Agreement and the Plan of Merger. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub enforceable against them in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.5 No Conflict. The execution, delivery and performance by Parent of this Agreement and any Related Agreement to which Parent is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien under or materially impair Parent’s rights or alter the rights or obligations of a third party under (any such event, a “Parent Conflict”) (i) any provision of the Parent Charter Documents, (ii) any Parent Material Contract to which Parent is a party (a “Parent Contract”), or (iii) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of the properties (whether tangible or intangible) or assets of Parent. Section 3.5 of the Parent Disclosure Letter sets forth all necessary consents, waivers and approvals of parties or third-party beneficiaries to any Parent Contracts as are required thereunder in connection with the Merger, or for any such Parent Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, Parent, under such Parent Contracts from and after the Effective Time. Following the Effective Time, Parent will be permitted to exercise all of its rights under the Parent Contracts without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which Parent would otherwise be required to satisfy, perform or pay pursuant to the terms of such Parent Contracts had the transactions contemplated by this Agreement not occurred.

3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for: (i) the filing of (A) the filing of the Target Certificate of Merger with the Secretary of State of the State of Delaware and (B) appropriate documents with the relevant authorities of other states in which Target or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal, foreign, and state securities (or related) laws and the HSR Act and any other comparable foreign merger Legal Requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Target or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

3.7 SEC Filings; Financial Statements. Parent has filed all reports required to be filed by it under the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date of this Agreement (the foregoing materials being collectively referred to herein as the “SEC Documents” on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has filed as exhibits to the SEC Documents all material agreements to which Parent is a party or to which the properties or assets of Parent are subject as required pursuant to Item 601 of Regulation S-B (“Regulation S-B”) promulgated under the Securities Act. The financial statements of Parent included in the SEC Documents (the “Parent Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if an amendment with respect to any such document was filed, when such amendment was filed). Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.8 Litigation. There is no action, suit or proceeding of any nature pending, or to the knowledge of Parent, threatened against Parent, its properties or its officers or directors, in their capacity as such or relating to their employment services or relationship with Parent. There is no investigation pending or, to the knowledge of Parent, threatened against Parent, its properties or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned in writing the legal right of Parent to conduct its operations as presently or previously conducted. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the employees of Parent, its use in connection with Parent’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Parent is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.9 Proprietary Information and Inventions Agreements. Each current and former employee and officer of Parent has executed a Parent Proprietary Information and Inventions Agreement, and each current and former consultant to Parent has executed a Consulting Agreement in substantially the forms provided to Target. Parent is not aware that any of its employees, officers or consultants is in violation thereof.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Parent Disclosure Letter sets forth a list of the following categories of Parent Owned Intellectual Property: (A) Trademarks for which registrations have been received or for which applications are pending; (B) Patents (including issued and applications therefor); (C) registered Copyrights; (D) Software that is material to the operations of Company to conduct its operations as presently or previously conducted; and (E) Network Identifiers; and in each case listing, as applicable, the registration number, and in the case of a registration, the registered owner, and the jurisdiction of registration; and

(b) Section 3.10(b) of the Parent Disclosure Letter sets forth a complete and correct list of: (A) all agreements under which Parent has been granted a license or otherwise afforded the right to use, have access to or exercise any other rights with regard to Parent Licensed Intellectual Property, other than those agreements for Parent Licensed Intellectual Property that is commercial “shrink wrap” or generally commercially available “off the shelf” Software and (B) all agreements under which Parent has licensed to others the right to access or use Parent Intellectual Property or exercise any other rights with regard thereto; in each case, specifying the parties to the agreement, a general description of the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

(c) Parent owns, or licenses or otherwise possesses full, legally enforceable rights to use, all Intellectual Property that Parent uses or holds for use, or intends to use, in connection with its business, or that is material or necessary to its business, in each case, as such business currently is conducted or as is proposed to be conducted, free and clear of conditions, adverse claims or Liens, except for (i) such items as have yet to be conceived or developed and (ii) with respect to business that is proposed to be conducted, such items that are reasonably expected to be available for licensing on reasonable terms from third parties.

(d) Parent is the exclusive owner of all Parent Intellectual Property free and clear of any Liens, except for (i) the commercial “shrink wrap” or generally commercially available “off the shelf” Software used by Parent, (ii) Parent Licensed Intellectual Property and (iii) Intellectual Property exclusively licensed pursuant to certain agreements set forth on Section 3.10(d) of the Parent Disclosure Letter.

(e) Each item of Parent Owned Intellectual Property that is a Patent or that is registered or for which a registration application is pending is valid, subsisting and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Parent Owned Intellectual Property have been paid and all necessary documents and certificates in connection with such Parent Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions (other than foreign jurisdictions for which Parent has provided express instructions to counsel not to make an initial filing of an application), as the case may be, (i) for the purposes of perfecting the ownership of Parent in such Parent Owned Intellectual Property owned or purported to be owned by Parent and (ii) for purposes of maintaining such Parent Owned Intellectual Property. In each case in which Parent has acquired any Intellectual Property Right from any Person, Parent has obtained, to the extent permitted by applicable law, a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Parent.

(f) Parent has taken reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of Parent Owned Intellectual Property, and no such Trade Secrets, to the extent material, have been compromised except to the extent intentionally disclosed by Parent in the ordinary course of business.

(g) Parent has no knowledge of any facts or circumstances (but without having conducted any special investigation or patent or trademark search) that would render any Parent Intellectual Property invalid or unenforceable.

(h) Parent has secured valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of Parent Owned Intellectual Property of the rights to such contributions, except to the extent that such Parent Owned Intellectual Property is exclusively licensed to Parent as disclosed in Section 3.10(b) of the Parent Disclosure Letter.

(i) Parent has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Parent Owned Intellectual Property, to any other Person.

(j) Parent has not received notice or service of process of, and, to the knowledge of Parent, there is no pending or threatened assertion or claim: (i) challenging the validity, enforceability, scope or effectiveness of, or contesting Parent’s rights with respect to, any Parent Owned Intellectual Property, or (ii) challenging Parent’s rights to use any Parent Licensed Intellectual Property or the enforceability of any agreements or arrangements relating thereto, or (iii) otherwise accusing Parent, its products, or services of infringing or misappropriating the Intellectual Property of any third party.

(k) Neither Parent Owned Intellectual Property nor the use or other exploitation thereof by Parent (or any consultant, contractor or employee of Parent who contributes to or has contributed to or participated in the creation or development of Parent Intellectual Property), nor, to the knowledge of Parent, Parent Licensed Intellectual Property nor the use or other exploitation there of by Parent (or any consultant, contractor or employee of Parent who contributed to or participated in the creation or development of Parent Licensed Intellectual Property), nor, to the knowledge of Parent, Parent’s sale or provision of, or any other exercise of rights in respect of, any products or services of Parent that heretofore have been or currently are exploited by Parent, infringes on, misappropriates, breaches or violates the rights in Intellectual Property of any Person.

(l) Parent (i) is not a party to any suit, action or proceeding which involves a claim of infringement, breach or misappropriation of any Intellectual Property of any Person or (ii) has not brought any action, suit or proceeding against any Person for infringement or misappropriation of, or breach of any license or agreement involving, any Parent Intellectual Property.

(m) Parent has not given or received any written notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Parent Intellectual Property; to the Parent’s knowledge, neither Parent nor any other party is currently in default with regard to any agreement relating to Parent Intellectual Property; and, to Parent’s knowledge, there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of written notice or solely the lapse of time or both, would constitute a default by Parent under any agreement relating to Parent Intellectual Property, or would give any Person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien.

(n) To Parent’s knowledge, (but without having conducted any special investigation, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Parent Owned Intellectual Property.

(o) The Parent Intellectual Property is sufficient for the conduct of Parent’s business as such business is set forth in the SEC Documents, except for standard “off the shelf” Software or Intellectual Property as have yet to be conceived or developed third party Intellectual Property that Parent reasonably believes is available for license on reasonable terms.

(p) Each Person who in any capacity (including, without limitation, current and former consultants, independents, contractors, officers, directors, members, managers and Employees) has had access to Parent Owned Intellectual Property and associated embodiments has executed a Proprietary Information and Inventions Agreement, Consulting Agreement or Nondisclosure Agreement in substantially the forms provided to Target.

(q) As used in this Agreement, the following terms shall have the meanings set forth below:

(i) “Parent Intellectual Property” means any and all Intellectual Property that is being used or held for use, or is currently under development for use or is intended to be used, in the business of Parent, as such business currently is or is anticipated to be conducted. It is understood that “Parent Intellectual Property” does not include items yet to be conceived or developed.

(ii) “Parent Licensed Intellectual Property” means all Parent Intellectual Property other than Parent Owned Intellectual Property.

(iii) “Parent Owned Intellectual Property” means all Parent Intellectual Property that is owned by, or exclusively licensed to, Parent.

3.11 Compliance with Other Instruments. Parent is not in violation or default of any provision of its Articles of Incorporation, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Parent. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Parent or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Parent, its business or operations or any of its assets or properties.

3.12 No Undisclosed Liabilities. Except as set forth on Section 3.12 of the Parent Disclosure Letter, Parent has no liability, except for (i) liabilities set forth on the face of the Parent Financial Statements (rather than in any notes thereto) or (ii) liabilities which have arisen after September 30, 2005 in the ordinary course of business of Parent (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, environmental matter, infringement, or violation of applicable law).

3.13 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby and by the Related Agreements, there are no agreements, understandings or proposed transactions between Parent and any of its officers, directors, affiliates, or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Parent is a party or by which Parent is bound or which are currently being negotiated by Parent (with items in negotiation clearly indicated in Section 3.13(b) of Parent Disclosure Letter) that may involve (i) obligations (contingent or otherwise) of, or payments to

Parent in excess of, $20,000, (ii) a partnership or joint venture; (iii) restrictions on Parent from conducting any type of business; (iv) the employment of any individual on a full-time, part-time, consulting or other basis or providing severance benefits; (v) profit or revenue sharing arrangement; (vi) any license of any Patent, Copyright, Trade Secret or other proprietary right to or from Parent (other than (A) the license of Parent’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the form of which has been provided to counsel for Target or (B) the license to Parent of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of any product, service or intellectual property offering of Parent) or, (vii) provisions materially restricting the development, manufacture or distribution of Parent’s products or services.

(c) Parent has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its equity interests, (ii) created, incurred, assumed or guaranteed any indebtedness for money borrowed or any other liabilities individually in excess of $20,000 or, in the case of indebtedness and/or liabilities individually less than $20,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale or non-exclusive license of its products and services in the ordinary course of business.

(d) Except as set forth on Section 3.13(d) of the Parent Disclosure Letter, Parent has not entered into any letter of intent, memorandum of understanding or other similar document (i) with any representative of any corporation, corporations or other Person or Person regarding the merger of Parent with or into any such corporation, corporations or other Person or Persons (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Parent or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Parent would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of Parent.

(e) Absence of Breach, etc. (i) Each of the items which is described or required to be described on Section 3.13(a)-(d) of the Parent Disclosure Letter is in full force and effect and will be in full force and effect immediately following the Effective Time; (ii) no item which is described or required to be described on Section 3.13(a)-(d) of the Parent Disclosure Letter has been breached in any material respect, canceled or repudiated by Parent, or, to Parent’s knowledge, by any other party thereto; (iii) no such other party has indicated in writing or orally to Parent that it will stop or decrease the rate of business done with Parent, or that it desires to renegotiate its arrangements with Parent; (iv) Parent has performed in all material respects all obligations required to be performed by it in connection with the items which are described or required to be described on Section 3.13(a)-(d) of the Parent Disclosure Letter, is not in receipt of any claim of default under any such item other than to the extent accrued on the Parent Financial Statements, and is not in possession of any information that would reasonably indicate that any such claim or default is or may be forthcoming; and (v) Parent has no present expectation or intention of not fully performing any obligation pursuant to any item which is described or required to be described on Section 3.13(a)-(d) of the Parent Disclosure Letter.

(f) Copies. Parent has furnished to Target a true and correct copy or representative form of all written contracts, agreements and other items which are described or required to be described on Sections 3.13(a)-(d) of the Parent Disclosure Letter, in each case together with all amendments, waivers or other changes thereto.

(g) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person or entity (including Persons or entities Parent has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.14 Related-Party Transactions. No employee, officer, director, manager, 10% holder or affiliate of Parent (a “Parent Related Party”) or, to Parent’s knowledge, any member of such Parent Related Party’s immediate family, or, to Parent’s knowledge, any corporation, partnership or other entity in which such Parent Related Party is an officer, manager, director, partner, 10% holder or affiliate, or in which such Parent Related Party has significant ownership interests or otherwise controls, is indebted to Parent, nor, to Parent’s knowledge, is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them. To Parent’s knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except that employees, officers, managers, 10% holders or affiliates of Parent or and members of such Parent Related Party’s immediate families may own less than 2% of the outstanding voting stock of publicly traded companies that may compete with Parent. Except as set forth on Section 3.14 of the Parent Disclosure Letter, to the Parent’s knowledge, no Parent Related Party or member of their immediate family is directly or indirectly interested in any material contract with Parent. Except as set forth on Section 3.14 of the Parent Disclosure Letter, to Parent’s knowledge, no Parent Related Party or member of their immediate family has any undisclosed financial dealings with Parent, including but not limited to, in the form of investment banking fees, advisory fees, transaction fees, or consulting relationships.

3.15 Environmental Matters; Hazardous Materials.

(a) Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject Parent to material liability, to the knowledge of Parent no Hazardous Materials are present on any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent, or were present on any other Parent Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by Parent. To the knowledge of Parent, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Parent Business Facility currently owned, operated, occupied, controlled or leased by Parent, or as a consequence of the acts of Parent or any of its agents.

(b) Hazardous Materials Activities. Parent has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not be reasonably likely to result in a material liability on Parent, to the knowledge of Parent, the Hazardous Materials Activities of Parent have not resulted in the exposure of any Person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such Person.

(c) Environmental Permits. To the knowledge of Parent, Parent holds all Parent Environmental Permits necessary for the conduct of its business as currently being conducted. To the knowledge of Parent, all such Parent Environmental Permits are valid and in full force and effect. Parent has complied in all material respects with all covenants and conditions of any Parent Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of Parent, no circumstances exist which could cause any Parent Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. Parent has no reason to believe that all Parent

Environmental Permits necessary for the conduct of its business as currently proposed to be conducted by it will not be granted in the ordinary course within a reasonable time after application therefor prior to the time the same is required under the applicable Legal Requirements.

(d) Environmental Liabilities. Parent is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in material liability to the business or financial status of Parent. Parent has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Materials Activities.

(e) As used in this Agreement, the following terms shall have the meanings set forth below:

(i) “Parent Business Facility” means any real property including the land, the improvements thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Parent in connection with the operation of its business.

(ii) “Parent Environmental Permit” means any approval, permit, license, clearance or consent required to be obtained from any private Person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by Parent.

3.16 Registration Rights. Except pursuant to the agreements set forth on Section 3.16 of the Parent Disclosure Letter, Parent is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued.

3.17 Parent Charter Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in this Agreement (the form of which amendments has been approved by Target), the Certificate of Incorporation and Bylaws of Parent (the “Parent Charter Documents”) are in the form previously provided to Target.

3.18 Title to Property and Assets. Parent owns good and marketable fee title to its property and assets free and clear of all Liens, except such Liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or the use or value of such property or assets, as applicable. With respect to any real property owned, leased or otherwise occupied by Parent, to the knowledge of Parent: (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any such real property as could reasonably be expected to, either individually or in the aggregate, have a material and adverse effect on the use, development, occupancy or operation thereof as such real property is intended to be used by Target; (ii) there are no natural or artificial conditions upon any such real property or any other facts or conditions which could reasonably be expected to, in the aggregate, have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property, (iii) there are no parties in possession of any portion of any such real property, whether as tenants, trespassers or otherwise, except Parent, (iv) all such real property has adequate direct access to and from completed, dedicated and accepted public roads and there are no pending or, to the knowledge of Parent, threatened actions or proceedings which could reasonably be expected to impair or curtail such access, (v) there are no pending, or, to the knowledge of Parent, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may reasonably be expected to give rise to any assessment against any such real property, or which would deny Parent the ability to use such real property for its intended use, and (vi) except as would not be reasonably likely to result in a material liability on Parent, no law, ordinance, regulation or restriction is, or as of the Effective Time will be, violated by the continued occupancy, maintenance, operation or use of any such real property in its present manner or in such manner as it is intended to be used by Parent. With respect to the property and assets it leases, Parent is in compliance with such leases and holds a valid leasehold interest free of any Liens and, to the knowledge of Parent, there are no events or circumstances existing that would with the giving of notice, or passage of time, or both, constitute a default under any of such leases.

3.19 Changes. Since September 30, 2005, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Parent Financial Statements;

(b) any damage, destruction or loss, whether or not covered by insurance, materially affecting the assets, properties, financial condition, operating results, prospects or business of Parent (as such business is presently conducted and as it is proposed to be conducted);

(c) any waiver by Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by Parent, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Parent (as such business is presently conducted and as it is proposed to be conducted);

(e) any material change or amendment to a material contract or arrangement by which Parent or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, or director;

(g) any sale, assignment or transfer of any Patents, Trademarks, Copyrights, Trade Secrets or other intangible assets;

(h) any resignation or termination of employment of any executive officers of Parent (each a “Parent Key Employee”); and Parent does not know of the impending resignation or termination of employment of any such Parent Key Employee;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Parent;

(j) any Lien, created by Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets;

(k) any loans or guarantees made by Parent to or for the benefit of its Employees, officers or managers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect of any of Parent’s equity interest, or any direct or indirect redemption, purchase or other acquisition of any of such respective equity interest by Parent;

(m) any other event or condition of any character that could reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or business of Parent (as such business is presently conducted and as it is proposed to be conducted); or

(n) any agreement or commitment by Parent to do any of the things described in this Section 3.19.

3.20 Parent Tax Returns.

(a) Tax Returns and Audits.

(i) To the extent that failure to do so would have a Material Adverse Effect on Parent, Parent has (a) prepared and timely filed all Returns relating to any and all Taxes of Parent and such Returns are true and correct and have been or will be completed in accordance with applicable law and (b) timely paid in full all Taxes it is required to pay.

(ii) To the extent that failure to do so would have a Material Adverse Effect on Parent, Parent has withheld or paid to the appropriate authorities, with respect to its Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be so withheld or paid.

(iii) Parent has never engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(b) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which Parent is a party, including, without limitation, the provisions of this Agreement, covering any Employee of Parent which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code or subject to additional tax under Section 409(A) of the Code.

3.21 Employee Compensation. Parent is not delinquent in payments to any of its Employees, consultants, or independent contractors of any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it as of the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors.

3.22 Employment and Labor. Parent is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment of employees, including but not limited to state wage and hour regulations and withholding and reporting of wages. Parent is not presently and has never been a party to or bound by any collective bargaining agreement or union contract and Parent has no knowledge of attempts to organize any of its employees.

3.23 Parent Benefit Plan Matters; Company Employee Plans.

(a) Parent has listed on Section 3.23 of the Parent Disclosure Letter all Parent Employee Plans.

(b) Multiemployer Plans. Neither Parent nor any Parent ERISA Affiliate contributes to, has presently or has in the past had any obligations to any Multiemployer Plan. Neither Parent nor any Parent ERISA Affiliate has incurred or could have any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.

(c) Pension Plans. Neither Parent nor any Parent ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Parent Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither Parent nor any Parent ERISA Affiliate has any liability with respect to any post-retirement benefit under any Parent Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA.

(d) Employee Benefit Plan Compliance. Each Parent Employee Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in Parent or any Parent ERISA Affiliate having any material liability, fine or penalty. No Parent Employee Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. Neither Parent nor any Parent ERISA Affiliate nor any fiduciary of any Parent Employee Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code not otherwise exempt under ERISA Section 408 and the regulatory guidance thereunder.

(e) As used herein the following terms shall have the meanings set forth below:

(i) “Parent Employee Plans” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent, or any Parent ERISA Affiliate for the benefit of any Parent Employee, or with respect to which Parent, or any Parent ERISA Affiliate has or may have any liability or obligation.

(ii) “Parent ERISA Affiliate” means any Subsidiaries of and any other Person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(iii) “Parent Pension Plan” means each Parent Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

3.24 Insurance. Parent has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow them to replace any of their respective properties that might be damaged or destroyed.

3.25 Minute Books. The minute books of Parent provided to Target contain a complete summary of all meetings of the Parent Board of Directors and Parent Stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

3.26 Obligations of Management. Each Parent Key Employee is currently devoting substantially all of his or her business time to the conduct of the business of Parent. Parent is not aware that any Parent Key Employee is planning to work less than full time at Parent in the future. No officer or Parent Key Employee is currently working or, to Parent’s knowledge, plans to work for a competitive enterprise, whether or not such officer or Parent Employee is or will be compensated by such enterprise.

3.27 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Parent.

3.28 Transaction Bonuses. There are no special bonuses, commissions or other similar compensation payable to any officer, employer or manager of Parent in connection with the transactions contemplated hereby.

3.29 Disclosure. The written or oral information it has provided Target, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of circumstances under which they are made, not misleading.

3.30 Brokers. Except for the fees payable to J.P. Morgan & Co., Inc. pursuant to an engagement letter, a copy of which has been provided to Target, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.31 No Other Representations. Neither Parent nor Merger Sub, nor any of their respective representatives, agents, or affiliates, shall be deemed to have made to Target or any other person, any representation or warranty other than as expressly made in this Agreement and the Parent Disclosure Letter. Notwithstanding the foregoing, this Section 3.31 shall not apply to, or otherwise affect, the ability of any party hereto to pursue and be successful in obtaining remedies for claims based on fraud.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Target and each of its respective subsidiaries shall, except as otherwise expressly contemplated in this Agreement or to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Target shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting Target or its business. Except as expressly contemplated by this Agreement or required by law, Target shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

(a) Enter into any commitment, activity or transaction not in the ordinary course of business;

(b) Transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Target Intellectual Property, or enter into grants to transfer or license to any Person future rights to the Target Intellectual Property, in each case other than non-exclusive licenses entered into in the ordinary course of business and consistent with past practice, or transfer or license from any Person or entity any Intellectual Property other than in the ordinary course of business and consistent with past practice; provided that in no event shall Target (i) license, on an exclusive basis, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell or transfer the ownership of, any Intellectual Property; or (ii) enter into any Contract (A) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (B) limiting the right of Target to engage in any line of business or to compete with any Person, or (C) providing for unlimited indemnification;

(c) Hire any officers, consultants, independent contractors or employees or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee other than in the ordinary course of business and consistent with past practice;

(d) Amend or otherwise modify (or agree to do so) or violate the terms of, any of the agreements set forth or described in the Target Disclosure Letter other than amendments to or modifications of any such agreements that are being negotiated by the Company as of the date hereof;

(e) Commence or settle any threatened or pending litigation;

(f) Engage in any transaction with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the transactions contemplated by this Agreement;

(g) Except as expressly provided in the Redemption Documents, make any distributions (whether in cash, securities or property) in respect of any of its equity securities or any of its Subsidiaries’ equity securities or split, combine or reclassify any of its equity securities or any of its Subsidiaries’ equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities of Target or any of its Subsidiaries;

(h) Except as expressly provided in the Redemption Documents, purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities or any of its Subsidiaries’ equity securities (nor shall Target allow any of its Subsidiaries to do the same) or securities exercisable or convertible into such equity securities;

(i) Issue, deliver, sell, purchase or authorize or pledge or otherwise encumber, or propose any of the foregoing with respect to any of its equity securities or any of its Subsidiaries’ equity securities or any securities exercisable or convertible into its equity securities or any Subsidiaries’ equity securities or subscriptions, rights, warrants or options to acquire any of its equity securities or any of its Subsidiaries or any securities exercisable or convertible into such equity securities, or enter into other agreements or commitments of any character obligating it to issue any such equity securities or securities exercisable or convertible into such equity securities other than the issuance of options to purchase up to 36,237 Target Common Shares to new hires or other employees pursuant to Target’s 2006 Option Plan;

(j) Cause or permit any amendments to its certificate of formation or Operating Agreement or similar documents of any of its Subsidiaries other than as may be necessary to give effect to the Redemption;

(k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(l) Sell, lease, license, encumber or otherwise dispose of any of its, or any of its Subsidiaries’, assets or properties other than in the ordinary course of business and consistent with past practices, or create any security interest in such assets or properties other than security interests granted in favor of Amp Capital as security for the Amp Capital Note;

(m) Grant any loan to any Person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for (i) advances to employees for travel and business expenses in the ordinary course of business consistent with past practices (ii) the Amp Capital note and (iii) up to $5,000,000 of indebtedness incurred to finance the ongoing operations of the Company and its Subsidiaries;

(n) Grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits (i) to any director, officer or manager (ii) to any employee or consultant, except (A) payments made pursuant to standard written agreements outstanding as of the date hereof and disclosed on Schedule 4.1(n) or (B) the acceleration of vesting contained in any option agreement entered into pursuant to Section 4.1(i) above after the date hereof, or increase in the salary or other compensation payable or to become payable by Target to any of its officers, directors, managers, employees or advisors, other than increases in the ordinary course of business and consistent with past practice, or declare, pay or make any commitment or obligation of any kind for the payment by Target or any of its subsidiaries of a bonus or other additional salary or compensation to any such Person, other than in the ordinary course of business and consistent with past practice, or adopt or amend any employee benefit plan or enter into any employment contract other than offer letters issued to employees hired after the date hereof in the ordinary course of business;

(o) Enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any Target Intellectual Property, products, services or business, or containing any non-competition covenants or other material restrictions relating to its business activities or the effect of which would be to grant to a third party following the Merger the actual or potential right to license any Target Intellectual Property;

(p) Adopt, terminate or amend any Target Employee Plan or enter into any Target Employee Plan, or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Target Employee Plan; or enter into any collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise); increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees, other than increases in the ordinary course of business and consistent with past practice; pay any benefit not provided for as of the date of this Agreement under any Target Employee Plan; or add any new members to the Board of Managers of Target;

(q) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

(r) Take any action to accelerate, amend or change the vesting schedule of any Target Equity Securities or securities convertible or exchangeable into any Target Equity Securities, waive any repurchase rights, accelerate, amend any Target Equity Securities or securities convertible or exchangeable into any Target Equity Securities other than as required by existing agreements outstanding on the date hereof;

(s) Amend or change any other terms of Target Equity Securities or securities convertible or exchangeable into any Target Equity Securities except as may be required to give effect to the Redemption;

(t) Pay, discharge or satisfy, in an amount in excess of $50,000 (in the aggregate) any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Target Financial Statements;

(u) Enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(v) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

(w) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(x) Waive or commit to waive any rights with a value in excess of $50,000 (in the aggregate);

(y) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

(z) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which it directly or indirectly holds any interest on the date hereof; or

(aa) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (z) above, or any other action that could reasonably be expected to prevent Target from performing or cause Target not to perform its covenants hereunder.

4.2 No Solicitation. None of Target or any of its Subsidiaries shall, directly or indirectly, take (and Target shall not authorize or permit any of its representatives or, to the extent within Target’s control, other affiliates to take) any action to (A) solicit, initiate, encourage (including by way of furnishing non-public information) or facilitate any Acquisition Proposal; (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Target Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate (to the extent that such party knew or should have known it was facilitating) any inquiries or the making of any proposal that constitutes, or could reasonably by expected to lead to, any Acquisition Proposal. Upon execution of this Agreement, Target shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of Target be returned or destroyed. Target shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested form it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis with respect to any not-insignificant developments with respect to the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality; Access to Information.

(a) The parties acknowledge that Target and Parent have previously executed a mutual confidentiality agreement dated June 24, 2005 (each, a “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Target will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Target during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Target, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.1(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(c) Parent will afford Target and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and Personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and Personnel of Parent, as Company may reasonably request. No information or knowledge obtained by Company in any investigation pursuant to this Section 5.1(c) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.2 Public Disclosure. Neither party nor any of their respective Subsidiaries shall issue any statement or communication to any third party regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior consent of the other parties; provided, that Parent may, after consultation with counsel, make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable laws or the rules or regulations of the exchange or quotation system upon which any class or series of its capital stock is listed or quoted or the National Association of Securities Dealers and may, after consultation with counsel, disclose such other information that Parent deems appropriate in its reasonable judgment in light of its status as a publicly traded company. Notwithstanding the foregoing, Parent and Target intend to make a mutually agreeable public announcement regarding this Agreement after the execution of this Agreement.

5.3 Reasonable Efforts; Notification.

(a) Regulatory Filings. Each of Parent and Target shall coordinate and cooperate with each other and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent and Target shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) any other comparable pre-merger notification forms required by the merger notification or control laws of applicable foreign jurisdictions, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and Target will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.3(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Each of Parent and Target and shall promptly supply the other with any information, which may be required in order to effectuate any filings or application pursuant to Section 5.3(a) hereof. Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Parent and Target shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any

Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and Target need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Legal Requirements applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Parent and Target shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.3(a) hereof, Parent and Target as the case may be, shall promptly inform the other parties hereto of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and the Parent Board, and Target and the Target Board, shall (as the case may be), if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, (i) Parent or Target to agree to or effect any divestiture or hold separate any business or assets or (ii) Parent or Target to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger. Neither Parent nor Target shall take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior written consent of the other party.

5.4 Third-Party Consents. Target shall give any notices to third parties, and use, and cause its Subsidiaries to use, commercially reasonable efforts to obtain any third-party consents and/or waivers, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Related Agreement; (B) required to be disclosed in the Target Disclosure Letter, or (C) required to prevent a Material Adverse Effect with respect to Target from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third-party consent described in the first sentence of this Section 5.4, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Target, Parent, or the Surviving Entity, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent. Notwithstanding the generality of the foregoing, prior to the Effective Time, Target shall deliver to Parent the consents and/or waivers set forth on Schedule 5.4 hereto which schedule may be updated by written agreement between Parent and Target for up to a period of twenty (20) business days following the date hereof.

5.5 FIRPTA Compliance. On or prior to the Closing, Target shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.6 Target Equityholder Approval. Concurrently with the execution and delivery of this Agreement, Target shall deliver to Parent Actions by Written Consent in the form attached hereto as Exhibit C (the “Equityholder Written Consents”), compliant in all respects with all Legal Requirements and the Target Charter Documents, signed (in each case, in his, her or its capacity as a holder of membership interests of Target) by the Target Equityholders holding no less than 100% of the Target Equity Interests.

5.7 Employment Arrangements. Following the Effective Time, Parent shall arrange for Target employees who become Parent employees (“Continuing Employees”) to be eligible for continued participation in applicable Target Employee Plans, participation in applicable Parent benefit plans, or any combination thereof. Following the Effective Time, Parent shall use commercially reasonable efforts to give each Continuing Employee credit for prior service with Target or its Subsidiaries for purposes of eligibility and vesting under any Parent benefit plans where such crediting would not (A) result in a duplication of benefits or (B) otherwise cause Parent or any Parent plans or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee’s participation in the Parent benefit.

5.8 Proprietary Information and Inventions Assignment Agreement. Target will use its commercially reasonable efforts to cause each Employee and contractor of Target not already a party to such agreement to enter into and execute prior to the Effective Time a proprietary information and inventions assignment agreement with Target in a form reasonably satisfactory to Parent.

5.9 Employee Plans. Effective no later than the day immediately preceding the Closing Date, Target shall terminate any and all group severance plans pursuant to resolutions of Target’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. Target and Parent shall reasonably agree on whether to terminate or continue any Target plan intended to include a Code Section 401(k) arrangement, and Target shall cooperate and provide such diligence and documentation as is needed to Parent to make such a decision.

5.10 Release of Liens. Target shall use commercially reasonable efforts to file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.10 to this Agreement (which schedule may be updated by written agreement between Parent and Target for up to a period of twenty (20) business days following the date hereof).

5.11 Non-Competition Agreements. On or before the Closing, Target will use its best efforts to cause the employees listed on Schedule 5.11 (which schedule may be updated by written agreement between Parent and Target for up to a period of twenty (20) business days following the date hereof) to execute a Non-Competition Agreement in a form reasonably satisfactory to Target and Parent.

5.12 Termination of Certain Agreements. Target agrees to terminate the agreements to which it or any of its Subsidiaries is a party set forth on Schedule 5.12 (which schedule may be updated by written agreement between Parent and Target for up to a period of twenty (20) business days following the date hereof) to the satisfaction of Parent, and to obtain full releases of liability in connection with such agreements; provided, that any provisions of such agreements relating to confidentiality and invention assignment shall not be terminated and shall survive the termination of such agreements.

5.13 Tax Matters.

(a) Certain Taxes. All documentary, sales, use, transfer, stamp, excise, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be shared equally by Parent and Target Equityholders, and Parent shall file all necessary Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Returns and other documentation. Parent shall promptly reimburse the Target Equityholders for Parent’s share of any Transfer Taxes paid by the Target Equityholders upon receipt of notice that such Transfer Taxes have been paid. Target Equityholders’ share of any Transfer Taxes paid by Parent may be recovered by Parent solely out of the Escrow Fund in accordance with the terms of Article VII and the Escrow Agreement.

(b) Liability for Pre-Closing Taxes. Except as provided in Section 5.13(a) hereof, each Target Equityholder shall be liable for all Taxes payable by Target and its Subsidiaries or relating to their operations and attributable to a Pre-Closing Tax Period, whether or not shown on any Tax Returns (“Pre-Closing Taxes”) and Parent shall be liable for all Taxes payable by the Surviving Entity and its Subsidiaries or relating to their operations and attributable to a Post-Closing Tax Period, whether shown or not on any Tax Returns (“Post-Closing Taxes”). Any Pre-Closing Taxes for which the Target Equityholders are liable that Parent pays may be recovered by Parent solely out of the Escrow Fund in accordance with the terms of Article VII and the Escrow Agreement. Taxes and Tax liabilities with respect to the income, property or operations of Target and its Subsidiaries that relate to a taxable year or other taxable period beginning before and ending after the Closing Date (the “Straddle Period”) will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis and (b) in the case of income Taxes and sales and use Taxes between the Pre-Closing and Post-Closing Tax Periods, the taxable year of Target and each of the Subsidiaries shall close at the close of business on the Closing Date.

(c) Filing of Returns. The Equityholder Representative shall prepare, or cause to be prepared, and file all income and other similar Tax Returns for Target and its Subsidiaries for which the items of income, deductions, credits, gains or losses are passed through to the Target Equityholders for a Pre-Closing Tax Period (“Pass-Through Returns”). Parent shall prepare or cause to be prepared and file or cause to be filed all Returns that are not Pass-Through Returns for Target for all Pre-Closing Tax Periods (“Other Returns”). Parent shall permit the Equityholder Representative to review and comment on all Other Returns and shall make such commercially reasonable revisions to such Returns as are requested by the Equityholder Representative. Such Other Returns shall be prepared consistent with past practices. The Target Equityholders shall promptly pay to Parent the amount of any Pre-Closing Taxes shown to be due on such Other Returns. In the event of a dispute between Parent and the Equityholder Representative with respect to the amount of Pre-Closing Taxes payable to Parent, such dispute shall be resolved in accordance with Section 5.13(f) below.

(d) Refunds. Any Tax refunds attributable to a Pre-Closing Tax Period shall be for the benefit of the Target Equityholders. Such Tax refunds shall be promptly paid to the Equityholder Representative if received by Parent, the Surviving Entity or a Subsidiary.

(e) Tax Controversies.

(i) Control Rights. With respect to any examination, audit, contest, appeal or other proceeding relating to income or similar Taxes of Target or any of its Subsidiaries that could give rise to indemnification obligations of the Target Equityholders hereunder, the Equityholder Representative shall have the right to control the contest and settlement of any such proceeding. The Equityholder Representative shall provide Parent with detailed notice of any such examination, audit, contest, appeal or other proceeding and shall provide Parent will all relevant information relating to such proceeding, and Parent shall have the right to participate in any such proceeding if the outcome of such proceeding could have an adverse effect on Parent or the Surviving Entity, in which case such proceeding shall not be settled without Parent’s consent, which consent will not be unreasonably withheld. Parent and the Surviving Entity shall cooperate with the Equityholder Representative and shall provide the Equityholder Representative with access to Returns, books and records and other relevant information and shall execute any necessary powers of attorney relevant to the Equityholder Representative’s authority hereunder. With respect to any examination, audit, contest, appeal or other proceeding relating to Taxes of Target or its Subsidiaries other than income Taxes that could give rise to indemnification obligations of the Target Equityholders hereunder, or in the event that the Equityholder Representative elects not to control such contest and settlement, (A) Parent shall control such contest and settlement and the Equityholder Representative shall have the right to participate in such contest and settlement, and (B) neither Parent nor the Surviving Entity shall settle any such proceeding without the consent of the Equityholder Representative, which consent will not be unreasonably withheld.

(ii) Assistance and Cooperation. The Equityholder Representative on the one hand, and Parent and the Surviving Entity, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to Target, including (1) preparation and filing of Returns, (2) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (3) examinations of Returns, and (4) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to Target available to the other party. The parties shall retain all Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(f) Disputes. In the event of a dispute between Parent and the Equityholder Representative regarding the conduct or resolution of any audit, claim, dispute or controversy relating to Taxes, the amount of any Pre-Closing Taxes, the amount of any Transfer Taxes, or the allocation of Total Consideration, such dispute shall be referred to a nationally recognized accounting or law firm mutually acceptable to Parent and the Equityholder Representative (approval not to be unreasonably withheld or delayed) (the “Tax Arbitrator”). The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by Parent and the Target Equityholders. Except as provided in the previous sentence, each party shall bear its own costs for participating in such dispute resolution.

5.14 Spreadsheet. Target shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.14, which spreadsheet shall be certified as complete and correct by the authorized officers or managers of Target as of the Closing and which shall include, among other things as reasonably requested by Parent, as of the Closing, (i) all Target Equityholders and their respective addresses, the number of shares of Target Equity Interests held by such persons (including the respective certificate numbers), whether such shares constitute unvested Target Equity Interests (including, for each Target Equity Interest, the amount thereof that is vested as of the Closing), the date of acquisition of such shares, the portion of the Total Consideration applicable to each Target Equityholder, the amount of Parent Common Stock to be deposited into the Escrow Fund on behalf of each Target Equityholder, and such other information relevant thereto as Parent may reasonably request, and (ii) all holders of Target Options, the number of Target Equity Interests underlying each such Target Option, the grant dates of such Target Options and the vesting arrangement with respect to such Target Options and indicating whether such Target Options are incentive stock options or non qualified stock options, and such other information relevant thereto or which Parent may reasonably request. Target shall deliver the Spreadsheet on the Closing Date.

5.15 Indemnification of Officers and Directors.

(a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Entity agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and managers of Target to the same extent such persons are indemnified by Target as of the date of this Agreement pursuant to the Target Charter Documents, employment agreements, indemnification agreements identified on the Target Disclosure Schedule or under applicable Legal Requirements for acts or omissions which occurred at or prior to the Effective Time. The Surviving Entity Charter Documents shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and managers of Target as those provisions contained in the Target Charter Documents in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and managers of Target (unless such modification is required by applicable Legal Requirements).

(b) For a period of six (6) years from and after the Effective Time, each of the Parent and the Surviving Entity agrees to provide officers’ and directors’ liability insurance with respect to acts or omissions occurring at or prior to the Effective Time covering each past and present officer and manager of Target who is currently covered by Target’s officers’ and directors’ liability insurance policy (a true and complete copy of which has been delivered to Parent). The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the liability insurance policy in effect on the date hereof.

(c) If Parent, the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.15.

(d) The provisions of this Section 5.15 are intended for the benefit of, and shall be enforceable by, all past and present officers and managers of Target and his or her heirs and representatives. The rights of all past and present officers and managers of Target under this Section 5.15 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Legal Requirements or otherwise.

5.16 Registration Rights Agreement. Upon the Closing, Parent shall execute and deliver and Target shall cause each Target Equityholder to execute and deliver the Registration Rights Agreement in a form mutually satisfactory to Parent and Target (the “Registration Rights Agreement”).

5.17 Notification of Certain Matters. From and after the date of this Agreement through and including the Closing Date, Parent shall give reasonably prompt notice to Target, and Target shall give reasonably prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any material respect, or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, in any material respect; and (ii) any failure or inability of Parent or Target, as the case may be, to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.18 Cooperation. Target shall cooperate with Parent as reasonably requested by Parent in connection with Parent’s efforts to obtain financing to fund the Redemption prior to the Effective Time as contemplated in Section 6.1(b).

5.19 Proxy Statement. If, pursuant to applicable legal or regulatory requirements, Parent is required to obtain stockholder approval for the Merger, this Agreement or the transaction contemplated hereby, as promptly as practicable after the execution of this Agreement, Parent and Target shall cooperate with respect to the filing with the U.S. Securities and Exchange Commission (“SEC”) of a proxy statement for use in connection with the solicitation of the requisite Parent stockholder approval (the “Proxy Statement). Target shall provide Parent with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.19. Each of Parent and Target shall respond to any comments from the SEC. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or Target as the case may be, shall promptly inform the others of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent such amendment or supplement. Each of Parent and Target shall cooperate and provide the others (and their counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and Target to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) No Order; Approvals. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

(b) Financing. Parent shall have obtained funding from one or more third parties in an amount sufficient to consummate the Redemption on terms satisfactory to Parent in its sole discretion.

(c) Redemption. The issued and outstanding Series B-1 Preferred Shares of Target shall be redeemed in full no later than immediately prior to the Effective Time.

6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate the Target Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent, and (ii) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date. Target shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, and Merger Sub by a duly authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Target shall have received a certificate to such effect signed by a duly authorized officer of Parent.

(c) Secretary’s Certificate. Parent shall have delivered to Target a copy of (i) the text of the resolutions adopted by the Board of Directors of each of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (ii) the Certificates of Incorporation and bylaws of each of Parent and Merger Sub, along with certificates executed on behalf of Parent and Merger Sub by the corporate secretary of each of Parent and Merger Sub certifying to Target that such copies are true, correct and complete copies of such resolutions, certificate of incorporation and bylaws, respectively, and that such resolutions, certificate of incorporation and bylaws were duly adopted and have not been amended or rescinded.

(d) Legal Opinion. Target shall have received a customary legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent and Merger Sub in a form reasonably satisfactory to Target.

(e) Stockholder Approval. Parent shall have solicited the approval of its stockholders to this Agreement and the transactions contemplated hereby and shall have obtained such approval or shall have provided Target and its counsel evidence satisfactory to Target and its counsel that such approval is not required.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Parent Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Target contained in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Target, and (ii) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date disregarding for the purposes of such determination any “Material Adverse Effect” or other materiality qualifiers set forth in such representations and warranties. Parent shall have received a certificate with respect to the foregoing signed on behalf of Target, with respect to the representations and warranties of Target, by duly authorized officer of Target.

(b) Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of Target.

(c) Secretary’s Certificate. Target shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the Target Board authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, (ii) the text of the resolutions adopted by the Target Equityholders approving and adopting this Agreement and the Merger and (iii) the Certificate of Formation and Operating Agreement of Target, along with a certificate executed on behalf of Target by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions, Certificate of Formation of Incorporation and Operating Agreement, respectively, and that such resolutions, Certificate of Incorporation and bylaws were duly adopted and have not been amended or rescinded.

(d) Legal Opinion. Parent shall have received a customary legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to Target in a form reasonably satisfactory to Parent.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of Target contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive for a period of 12 months following the Closing Date (the expiration of such 12-month period is referred to herein as the “Survival Date”); provided, however, that the representations and warranties set forth in Section 2.2, Section 2.5, Section 2.7, Section 2.9, Section 2.11(e), Section 2.14 and Section 2.21 shall survive for a period of 24 months following the Closing Date. The representations and warranties of Parent contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the Survival Date. “); provided, however, that the representations and warranties set forth in Section 3.2, Section 3.5, Section 3.8, Section 3.10, Section 3.13(e), Section 3.15 and Section 3.20 shall survive for a period of 24 months following the Closing Date.

7.2 Indemnification by Target Equityholders. By virtue of the approval of the Merger by the Target Equityholders, the Target Equityholders (each, a “Target Indemnifying Party” and collectively, the “Target Indemnifying Parties”) agree to indemnify and hold harmless Parent and its officers, directors, affiliates (including the Surviving Entity), employees, agents and representatives (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), from and after the Effective Time against and in respect of all claims, losses, liabilities, damages, deficiencies, costs, interests, awards, amounts paid in settlement, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing, individually, “Parent Loss” and collectively, “Parent Losses”) actually incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of or as a result of (a) any breach or inaccuracy as of the date of this Agreement of a representation or warranty of Target contained in this Agreement (except in the case of any representation or warranty that speaks as of an earlier specified date, in which case, for any breach or inaccuracy of such representation or warranty on such earlier specified date), (b) any failure by Target to perform or comply with any covenant applicable to Target contained in this Agreement, or in any certificate or other instrument delivered at the Closing pursuant to this Agreement, and (c) all Pre-Closing Taxes.

(b) Limitations on Target Equityholder Indemnification.

(i) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Parent Indemnified Parties be entitled to recovery in respect of claims for indemnification made pursuant to this Article VII unless and until the aggregate amount of Losses which would otherwise be recoverable pursuant to Section 7.2(a) exceed $250,000 (the “Basket Amount”), in which case and at which time, the Parent Indemnified Parties shall be able to recover all Parent Losses recoverable under Section 7.2(a), including the Basket Amount. Notwithstanding the foregoing, a Parent Indemnified Party shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims for Parent Losses directly or indirectly arising out of or as a result of (A) fraud or fraudulent misrepresentation, (B) knowing, intentional or willful breaches by Target of its covenants contained in this Agreement, or (C) Pre-Closing Taxes.

(ii) Except with respect to fraud or fraudulent misrepresentation, recovery out of the Escrow Fund in accordance with the terms of this Article VII and the Escrow Agreement shall be the sole and exclusive remedy of the Parent Indemnified Parties with respect to Indemnifiable Parent Losses or any other claim by Parent under this Agreement.

7.3 Indemnification by Parent.

(a) Parent ( the “Parent Indemnifying Party”) agrees to indemnify and hold harmless Target and its officers, directors, affiliates, employees, agents and representatives (each, a “Target Indemnified Party” and collectively, the “Target Indemnified Parties”), from and after the Effective Time against and in respect of all claims, losses, liabilities, damages, deficiencies, costs, interests, awards, amounts paid in settlement, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing, (individually, a “Target Loss” and collectively, “Target Losses”) actually incurred or sustained by the Target Indemnified Parties, or any of them, directly or indirectly, arising out of or as a result of (a) any breach or inaccuracy as of the date of this Agreement of a representation or warranty of Parent or Merger Sub contained in this Agreement (except in the case of any representation or warranty that speaks as of an earlier specified date, in which case, for any breach or inaccuracy of such representation or warranty on such earlier specified date), (b) any failure by Parent or Merger Sub to perform or comply with any covenant applicable to Parent or Merger Sub contained in this Agreement, or in any certificate or other instrument delivered at the Closing pursuant to this Agreement.

(b) Limitation on Parent Indemnification.

(i) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Target Indemnified Parties be entitled to recovery in respect of claims for indemnification made pursuant to this Article VII unless and until the aggregate amount of Losses which would otherwise be recoverable pursuant to Section 7.3(a) exceed $250,000 (the “Target Basket Amount”), in which case and at which time, the Target Indemnified Parties shall be able to recover all Losses recoverable under Section 7.3(a), including the Target Basket Amount. Notwithstanding the foregoing, a Target Indemnified Party shall be entitled to recover for, and the Target Basket Amount shall not apply as a threshold to, any and all claims for Losses directly or indirectly arising out of or as a result of (A) fraud or fraudulent misrepresentation, (B) knowing, intentional or willful breaches by Parent or Merger Sub of its covenants contained in this Agreement.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent’s or Merger Sub’s liability with respect to Target Losses or any other claim by any Target Equityholder, Target or any Target Indemnified Party under this Agreement or elsewhere exceed $25,510,000. No Target Equityholder shall have any right of contribution against Parent or the Surviving Entity with respect to any breach by Target of any of the representations, warranties, covenants or agreements, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

7.4 Mitigation. In computing the individual or aggregate amounts of claims for indemnification pursuant to this Article VII, the amount of each claim shall be calculated net of any insurance proceeds actually received by any Indemnified Party and any indemnity, contribution or other similar payment actually received by the Target Indemnified Party or the Parent Indemnified Party, as applicable, or any Affiliate thereof, from any third party with respect thereto (it being understood and hereby agreed that the Target Indemnified Party or the Parent Indemnified Party, as applicable shall use commercially reasonable efforts to collect any available insurance proceeds and any indemnities, contributions or other similar payments from third parties, but shall not be required to commence litigation against any third parties).

7.5 Escrow Arrangements.

(a) Escrow Fund.

(i) By virtue of this Agreement and as security for the indemnity obligations provided for in Section 7.2(a) herein, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Shares without any act of the Target Equityholders. On and after the Effective Time, the Escrow Shares shall form an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in this Article VII and in the Escrow Agreement. The Escrow Shares, shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Parent Losses for which they are entitled to recovery under this Article VII. For purposes of satisfying claims for indemnification, the Escrow Shares shall be valued at $22.51 per share.

(ii) Escrow Agreement. At or prior to Closing, Parent, Target and the Equityholder Representative shall enter into the Escrow Agreement.

7.6 Equityholder Representative.

(a) By virtue of the approval of the Merger and this Agreement, each Target Equityholder shall be deemed to have agreed to appoint John H. Stevens as its agent and attorney-in-fact, as the Equityholder Representative for and on behalf of the Target Equityholders. The Equityholder Representative is authorized to act for all purposes under this Agreement and execute on behalf of each Target Equityholder any and all documents and agreements referred to herein upon the Closing. By way of example only, and without limitation, the Equityholder Representative is authorized, in his discretion, to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the Escrow Fund in satisfaction of claims by any Parent Indemnified Party, to object to such payments, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Party against the Escrow Fund and to take all other actions that are either (i) necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement and the Escrow Agreement. Such agency may be changed by the Target Equityholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Equityholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Equityholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Equityholder Representative, and the Equityholder Representative shall not receive any compensation for its services. Notices or communications to or from the Equityholder Representative shall constitute notice to or from the Target Equityholders.

(b) The Equityholder Representative shall not be liable for any act done or omitted hereunder as Equityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Target Equityholders on whose behalf the Escrow Shares was contributed to the Escrow Fund shall indemnify the Equityholder Representative and hold the Equityholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of the Equityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Equityholder Representative. A decision, act, consent or instruction of the Equityholder Representative shall constitute a decision of the Target Equityholders and shall be final, binding and conclusive upon the Target Equityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Equityholder Representative as being the decision, act, consent or instruction of the Target Equityholders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Equityholder Representative.

(c) By virtue of the approval of the Merger and this Agreement, each Target Equityholder acknowledges and agrees that the Equityholder Representative may incur costs and expenses on behalf of the Target Equityholders in his capacity as Equityholder Representative. The Equityholder Representative shall be entitled to payment or reimbursement of his expenses from Target Equityholders a Pro Rata Portion the Initial Consideration and Subsequent Consideration received.

7.7 Third-Party Claims.

(a) In the event Parent become aware of the association or commencement by any Person of any claim or other proceeding with respect to which any of the Target Equityholders may be obligated to indemnify any Parent Indemnified Party, the Target Equityholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall notify the Equityholder Representative of such claim and Equityholder Representative, as representative of the Target Equityholders shall have the right in its reasonable discretion to settle any such claim; provided, however, that except with the consent of the Equityholder Representative, no settlement of any such claim; with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Equityholder Representative has consented to any such settlement, the Equityholder Representative shall have no power or authority to object to any provision of this Article VII to the amount of any Claim by a Parent Indemnified Party against the Escrow Fund with respect to and in the amount of such settlement. If reasonably requested by Parent, each Principal Target Equityholder shall make available to Parent any documents and materials in his or its possession or control that may be necessary to the defense of such claim or proceeding.

(b) In the event the Equityholder Representative become aware of the association or commencement by any Person of any claim or other proceeding with respect to which Parent may be obligated to indemnify any Target Indemnified Party, then Parent shall be entitled, at its expense, to participate in any defense of such claim. If reasonably requested by the Equityholder Representative, Parent shall make available to the Equityholder Representative any documents and materials Parent has its possession or control that may be necessary to the defense of such claim or proceeding.

7.8 Tax Consequences. Target, and each of the Target Equityholders by virtue of their approval of the sale of Target Equity Interests, acknowledge that they have reviewed with their own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Target and each of the Target Equityholders are relying solely on such advisors and not on any statements or representations of Parent or any of its agents. Target and each of the Target Equityholders understand and agree that they (and not Parent or the Surviving Entity) shall be responsible for any Tax liability that may arise as a result of the transactions contemplated by this Agreement, except as otherwise provided in Section 5.13(a) hereof. The parties agree that, for federal income tax purposes, the sale of the Target Equity Interests shall constitute a termination of the Target partnership pursuant to Section 708 of the Code and Parent’s acquisition of the Target Equity Interests shall be treated for federal income tax purposes: (i) with respect to Parent as the acquisition of the assets of Target by Parent under Revenue Ruling 99-6, and (ii) with respect to the Target Equityholders as a sale of partnership interests within the meaning of Section 741 of the Code by the Target Equityholders to Parent under Revenue Ruling 99-6. The parties shall treat the transaction for all income tax purposes in a manner consistent with this Section 7.8.

7.9 Limitation. Notwithstanding any other provision in this Agreement to the contrary, under no circumstances shall any of the holders of Target Series B Preferred Shares have any liability of any kind arising from this Agreement (or the transactions contemplated hereby), any indemnification obligation of any kind arising from this Agreement (or the transactions contemplated hereby), or other obligation of any kind arising under this Agreement (or the transactions contemplated hereby), or otherwise any obligation of any kind to return any proceeds received as a result of this transaction to Target, Parent or any Affiliate of Target or Parent; provided, however, that the foregoing provisions of limitation of liability set forth immediately above in this Section 7.9 shall not apply in the event it is finally adjudicated (by a court of last resort and competent jurisdiction) that the holders of Target Series B Preferred Shares are directly liable for fraud or fraud in the inducement, and solely as a direct result of their actions under this Agreement (or the transactions contemplated hereby).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the board of directors or board of managers of the terminating party, as the case may be, whether before or after the requisite approvals of the Target Equityholders:

(a) by mutual written consent of Target and Parent;

(b) by either Target or Parent if (i) the Effective Time shall not have occurred on or before April 23, 2006 for any reason (or May 31, 2006 in the event that Parent is required to obtain shareholder approval of the Merger, this Agreement or any of the transactions contemplated hereby); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this

Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or (iii) there shall be any statute, rule, regulation or order enabled, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal.

(c) by either Target or Parent if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Target’s representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(d) for 15 days after delivery of written notice from Parent to Target of such breach, provided Target continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Target is cured during such 15-day period); provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

(e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its commercially reasonable efforts, then Target may not terminate this Agreement under this Section 8.1(e) for 15 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Target may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured during such 15-day period); provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

(f) by Parent, upon a breach of the provisions of Section 4.2; or

8.2 Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Target, or their respective officers, directors or stockholders; provided that each party shall remain liable for any willful breach of, or intentional misrepresentation made in this Agreement; provided further that, the provisions of Section 5.1(a), Section 5.2, Section 8.3, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Target shall share equally (i) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.5(a), and (ii) reasonable attorneys’ fees and expenses incurred in connection with any foreign premerger filings. Notwithstanding anything to the contrary contained in this Agreement, prior to or at the Closing, Target shall pay all of the fees and expenses of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP incurred by Target, whether in connection with this Agreement and the transactions contemplated hereby or otherwise, which payment shall in no way reduce the amount of the Total Consideration payable by Parent hereunder.

8.4 Waiver. At any time prior to the Effective Time, each of Target and Parent may (a) extend the time for the performance of any obligation or other act of the other, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition of the other contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.5 Amendment. This Agreement may be amended by the parties hereto only by execution of a written instrument signed on behalf of each of the parties. For purposes of this Agreement, any amendment of this Agreement signed by the Equityholder Representative shall be binding upon and effective against all Target Equityholders.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or sent via telecopy (with acknowledgement of complete transmission) or mailed by registered or certified mail (with return receipt requested) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Merger Sub, to:

Raser Technologies, Inc.

5152 North Edgewood Drive

Suite 375

Provo, UT 84604

Attention: Jonathan T. Reid

Telephone No.: (801) 765-1200

Telecopy No.: (801) 374-3314

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

2795 East Cottonwood Parkway

Suite 300

Salt Lake City, Utah 84121

Attention:  Robert G. O’Connor

Telephone No.: (801) 993-6412

Telecopy No.: (801) 993-6499

(b)	if to Target, to:

Amp Resources, LLC

11814 S. Election Road

Suite 100

Draper, UT 84020

Attention:  John Stevens

Telephone No.: (801) 984-9800

Telecopy No.: (801) 858-9801

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

610 Lincoln Street

Waltham, MA 02451

Attention:  Jay K. Hachigian, Esq.

Telephone No.: (781) 795-3550

Telecopy No.: (781) 622-1622

9.2 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” “known” or words or similar phrases of similar import, (i) with respect to Parent shall be deemed to refer to the actual knowledge of each of the officers and directors of Parent (and it shall be deemed that that each Person referred to in this subsection (i) of this Section 9.2(b) shall have made a reasonable investigation and due diligent inquiry of all relevant employees and consultants of Parent) and (ii) with respect to Target shall be deemed to refer to the actual knowledge of each of the officers and members of Target (and it shall be deemed that that each Person referred to in this subsection (ii) of this Section 9.2(b) shall have made a reasonable investigation and due diligent inquiry of all relevant employees and consultants of Target).

9.3 Counterparts; Facsimile. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Target Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, and the Escrow Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically otherwise provided herein.

9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10 Waiver of Jury Trial. EACH OF PARENT, TARGET AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

ARTICLE X

DEFINITIONS

“Acquisition Proposal” means with respect to any party to this Agreement any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of such party (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of such party.

“Affiliate” means with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, when control refers to the ownership, directly or indirectly, of at least 10% of the voting securities or other ownership interests of a Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Amp Capital” means Amp Capital, LLC, a Delaware limited liability Company.

“Amp Capital Contributions” means (i) an aggregate of $20,000,000 in cash to Target or one or more of its Subsidiaries contributed by Amp Capital prior to November 9, 2004, and (ii) an aggregate of $20,000,000 contributed by Amp Capital to Target in connection with the Redemption (the “Redemption Contribution”).

“Amp Capital Note” means that certain Secured Promissory Note in the principal amount of $20,000,000 issued by Target to Amp Capital in respect of the Redemption Contribution, the terms of which shall be satisfactory to Parent.

“Basket Amount” has the meaning set forth in Section 7.2(b)(i) of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.2 of this Agreement.

“Certificates” has the meaning set forth in Section 1.8(a)(iii) of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Code” means the United States Internal Revenue Code of 1986 as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.1(a) of this Agreement.

“Continuing Employee” has the meaning set forth in Section 5.7 of this Agreement.

“Contract” means any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license.

“Copyrights” has the meaning set forth in Section 2.9(q)(v) of this Agreement.

“Delaware Law” has the meaning set forth in Section 1.1 of this Agreement.

“Development” has the meaning set forth in Section 2.17 of this Agreement.

“DOJ” means the Antitrust Division of the United States Department of Justice, or any successor thereto.

“Effective Time” has the meaning set forth in Section 1.2 of this Agreement.

“Employee” means any current or former employee, manager, consultant, director of Target or any Target ERISA Affiliate.

“Environmental Laws” has the meaning set forth in Section 2.14(e)(ii) of this Agreement.

“Equityholder Written Consents” has the meaning set forth in Section 5.6 of this Agreement.

“ERISA” has the meaning set forth in Section 2.25(a)(vi) of this Agreement.

“Escrow Agreement” means the Escrow Agreement by and between Parent and the Equityholder Representative on terms mutually acceptable to Target and Parent.

“Escrow Fund” has the meaning set forth in Section 7.5(a)(i).

“Escrow Shares” means an aggregate of 1,133,274 shares of Parent Common Stock.

“Exchange Act” has the meaning set forth in Section 3.7 of this Agreement.

“Exchange Agent” has the meaning set forth in Section 1.8(a)(i) of this Agreement.

“Financial Statements Date” has the meaning set forth in Section 2.18 of this Agreement.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” has the meaning set forth in Section 2.18 of this Agreement.

“Governmental Entity” has the meaning set forth in Section 2.14(e)(iv) of this Agreement.

“Hazardous Material” has the meaning set forth in Section 2.14(e)(v) of this Agreement.

“Hazardous Material Activity” has the meaning set forth in Section 2.14(e)(vi) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial Consideration” means with respect to each Target Equityholder set forth on Schedule 1.6(b) (i) the number of shares of Parent Common Stock set forth opposite such Target Equityholder’s name on Schedule 1.6(b) (less any such shares of Parent Common Stock that constitute Escrow Shares) and (ii) an amount of the Total Cash Consideration equal to the product obtained by multiplying (x) the Total Cash Consideration by (y) the percentage set forth opposite such Target Equityholder’s name on Schedule 1.6(b).

“Initial Consideration Shares” means the aggregate number of shares of Parent Common Stock included in the Initial Consideration.

“Initial Payment Date” means the earlier to occur of the date that (i) the Target Equityholders have arranged for the sale of the Initial Consideration Shares in a block sale (i.e., sales not in the open market) pursuant to and subject to the terms of the Registration Statement and (ii) Parent shall have cash in excess of Parent’s cash requirements as determined by reference to Parent’s operating budget approved by the Parent Board of Directors for the succeeding twelve (12) months in an amount sufficient to satisfy the tax liability of the Target Equityholders associated with the issuance of the Initial Consideration Shares.

“Intellectual Property Rights” has the meaning set forth in Section 2.9(q)(v) of this Agreement.

“Kalina Cycle Technology” has the meaning set forth in Section 2.9(q)(vi) of this Agreement.

“Legal Requirements” has the meaning set forth in Section 2.13(b) of this Agreement

“Lien” has the meaning set forth in Section 2.9(q)(vii) of this Agreement.

“Material Adverse Effect” means, with reference to any party hereto, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that is or is reasonably expected (i) to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) to materially impede the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse effect on any entity: (A) any effect directly and primarily resulting from the announcement or pendency of the Merger; (B) any change in such entity’s stock price or trading volume (it being understood that any effect that is itself a Material Adverse Effect that causes such decline in stock price or trading volume shall not be excluded pursuant to this clause (B); (C) any effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect); (D) any effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect); or (E) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement and the transactions contemplated hereby.

“Merger” has the meaning set forth in paragraph A of the Recitals of this Agreement.

“Merger Sub” has the meaning set forth in paragraph A of the Recitals of this Agreement.

“Multiemployer Plans” has the meaning set forth in Section 2.25(a)(x) of this Agreement.

“Network Identifiers” has the meaning set forth in Section 2.9(q)(v) of this Agreement.

“Option Exchange Ratio” means 2.124483246.

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Parent Business Facility” has the meaning set forth in Section 3.15(e)(i) of this Agreement.

“Parent Charter Documents” has the meaning set forth in Section 3.17 of this Agreement.

“Parent Common Stock” means the common stock of Parent, $0.01 par value.

“Parent Conflict” has the meaning set forth in Section 3.5 of this Agreement.

“Parent Contract” has the meaning set forth in Section 3.5 of this Agreement.

“Parent Disclosure Letter” has the meaning set forth in the first paragraph of ARTICLE III.

“Parent Employee Plans” has the meaning set forth in Section 3.23(e)(i) of this Agreement.

“Parent Environmental Permit” has the meaning set forth in Section 3.15(e)(ii) of this Agreement.

“Parent ERISA Affiliate” has the meaning set forth in Section 3.23(e)(ii) of this Agreement.

“Parent Financial Statements” has the meaning set forth in Section 3.7 of this Agreement.

“Parent Intellectual Property” has the meaning set forth in Section 3.10(q)(i) of this Agreement.

“Parent Key Employee” has the meaning set forth in Section 3.19(h) of this Agreement.

“Parent Licensed Intellectual Property” has the meaning set forth in Section 3.10(q)(ii) of this Agreement.

“Parent Material Contract” means a Contract to which Parent or a Subsidiary of Parent which is a party and which is material to the business, operations, results of operations or prospects of Parent or one or more subsidiaries of Parent.

“Parent Owned Intellectual Property” has the meaning set forth in Section 3.11(q)(iii) of this Agreement.

“Parent Pension Plan” has the meaning set forth in Section 3.23(e)(iii) of this Agreement.

“Parent Related Party” has the meaning set forth in Section 3.14 of this Agreement.

“Patents” has the meaning set forth in Section 2.9(q)(v) of this Agreement.

“Payment Dates” means either the date of the occurrence of the Effective Time or the Subsequent Payment Date.

“Person” means an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Taxes” has the meaning set forth in Section 5.13(b) of this Agreement.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Projects” has the meaning set forth in Section 2.13(c) of this Agreement.

“Proxy Statement” has the meaning set forth in Section 5.19 of this Agreement.

“Regulation S-B” has the meaning set forth in Section 3.7 of this Agreement.

“Redemption” means the redemption of the Target Series B-1 Preferred Shares in exchange for the Redemption Price.

“Redemption Price” means $36 million, plus interest compounded annually from December 23, 2005 until the consummation of the Redemption.

“Registration Statement” means a registration statement filed by Parent with and declared effective by the SEC pursuant to the Registration Rights Agreement.

“Related Agreements” means the Confidentiality Agreement, Escrow Agreement and Registration Rights Agreement.

“Returns” has the meaning set forth in Section 2.21(b) of this Agreement.

“SEC” has the meaning set forth in Section 5.19 of this Agreement.

“SEC Documents” has the meaning set forth in Section 3.7 of this Agreement.

“Securities Act” has the meaning set forth in Section 2.2(c) of this Agreement.

“Series A Preferred Shares” has the meaning set forth in Section 2.2(a) of this Agreement.

“Series B Preferred Shares” means that series of Target membership interest styled in the Target Operating Agreement as Series B Preferred Shares.

“Software” has the meaning set forth in Section 2.9(q)(v) of this Agreement.

“Spreadsheet” has the meaning set forth in Section 5.14.

“Straddle Period” has the meaning set forth in Section 5.13(b).

“Subsequent Consideration” means with respect to each Target Equityholder set forth on Schedule 1.6(b) (i) the number of shares of Parent Common Stock set forth opposite such Target Equityholder’s name on Schedule 1.6(b) (less any such shares of Parent Common Stock that constitute Escrow Shares), and (ii) an amount of the Total Cash Consideration equal to the product obtained by multiplying (x) the Total Cash Consideration by (y) the percentage set forth opposite such Target Equityholder’s name on Schedule 1.6(b).

“Subsequent Consideration Shares” means the aggregate number of shares of Parent Common Stock included in the Subsequent Consideration.

“Subsequent Payment Date” means the earlier to occur of the date that (i) the Target Equityholders have arranged for the sale of the Subsequent Consideration Shares in a block sale (i.e., sales not in the open market) pursuant to and subject to the terms of the Registration Statement and (ii) Parent shall have cash in excess of Parent’s cash requirements as determined by reference to Parent’s operating budget approved by the Parent Board of Directors for the succeeding twelve (12) months.

“Subsidiaries” means, with respect to any party to this Agreement, any corporation, association, or other business entity of which such party to this Agreement owns or controls, directly or indirectly any interest.

“Survival Date” has the meaning set forth in Section 7.1 of this Agreement.

“Surviving Entity” has the meaning set forth in Section 1.1 of this Agreement.

“Surviving Entity Operating Agreement” has the meaning set forth in Section 1.4 of this Agreement.

“Target” has the meaning set forth in the Preamble of this Agreement.

“Target Burdensome Conditions” has the meaning set forth in Section 2.13(a) of this Agreement.

“Target Business Facility” has the meaning set forth in Section 2.14(e)(i) of this Agreement.

“Target Charter Documents” has the meaning set forth in Section 2.16 of this Agreement.

“Target Common Share” means the class of equity interests of Target styled in the Target Operating Agreement as Common Shares.

“Target Contract” has the meaning set forth in Section 2.4 of this Agreement.

“Target Conflict” has the meaning set forth in Section 2.5 of this Agreement.

“Target Disclosure Letter” has the meaning set forth in the first paragraph of ARTICLE II.

“Target Employee Plan” has the meaning set forth in Section 2.25(a)(ii) of this Agreement.

“Target ERISA Affiliate” has the meaning set forth in Section 2.25(a)(iv) of this Agreement.

“Target Environmental Permit” has the meaning set forth in Section 2.14(e)(iii) of this Agreement.

“Target Equityholders” means the holders of the Target Equity Interests.

“Target Equity Interests” means the Target Common Shares and the Target Series A Shares and any other shares, capital stock, interests, securities or other rights representing an economic interest in the profits or capital (in each case whether certificated or uncertificated) of Target (excluding, for avoidance of any doubt, any Target Option or any Target Series B Preferred Shares).

“Target Financial Statements” has the meaning set forth in Section 2.18 of this Agreement.

“Target Intellectual Property” has the meaning set forth in Section 2.9(q)(i) of this Agreement.

“Target Key Employee” has the meaning set forth in Section 2.20(h) of this Agreement.

“Target Licensed Intellectual Property” has the meaning set forth in Section 2.9(q)(ii) of this Agreement.

“Target Material Contract” means a Contract to which Target or a Subsidiary of Target which is a party and which is material to the business, operations, results of operations or prospects of Target or one or more subsidiaries of Target.

“Target Option” means the issued and outstanding options to acquire Target Common Shares listed on Schedule 2.2(e) of the Target Disclosure Letter.

“Target Owned Intellectual Property” has the meaning set forth in Section 2.9(q) of this Agreement.

“Target Related Party” has the meaning set forth in Section 2.12 of this Agreement.

“Target Series B Preferred Shares” means the series of membership interests of Target designated in the Operating Agreement as Series B-1 Preferred Shares and Series B-2 Preferred Shares.

“Target Stock Plans” has the meaning set forth in Section 2.2(e) of this Agreement.

“Tax”(or collectively “Taxes”) has the meaning set forth in Section 2.21(a) of this Agreement.

“Total Cash Consideration” means an amount in cash equal to $30 million.

“Total Consideration” means the Total Stock Consideration and the Total Cash Consideration, taken together.

“Total Stock Consideration” means the 10,000,000 shares of Parent Common Stock to be issued pursuant to Section 1.6.

“Transfer Taxes” has the meaning set forth Section 5.13(a) of this Agreement.

“Trademarks” has the meaning set forth in Section 2.9(q)(v) of this Agreement.

“Trade Secrets” has the meaning set forth in Section 2.9(q)(v) of this Agreement.

“Trading Day” means (i) if the Parent Common Stock is admitted to trading on the Pacific Exchange, The Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Common Stock is not admitted to trading on the Pacific Exchange or the Nasdaq National Market or listed or admitted for trading on any national securities exchange or any other system of automated dissemination of quotation of securities prices, a day on which the Parent Common Stock is traded regular way in the over-the-counter market and for which a closing price for the Parent Common Stock is available.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

RASER TECHNOLOGIES, INC.

By:	/s/ Kraig T. Higginson

Name:	Kraig T. Higginson

Title:	Executive Chairman

AMP RESOURCES, LLC

By:	/s/ John H. Stevens

Name:	John H. Stevens

Title:

POWER ACQUISITION CORP.

By:	/s/ Jonathan T. Reid

Name:	Jonathan T. Reid

Title:	President

EQUITYHOLDER REPRESENTATIVE

By:	/s/ John H. Stevens

Name:	John H. Stevens

Title: